FIRST AMENDED AND RESTATED
                     AGREEMENT OF LIMITED PARTNERSHIP



                       Dated as of June 1, 1998













                        TABLE OF CONTENTS

Dated as of June 1, 1998                                  1
TABLE OF CONTENTS                                         3
PEARL PARTNERS, L.P.                                      7
FIRST AMENDED AND RESTATED                                7
AGREEMENT OF LIMITED PARTNERSHIP                          7
Preliminary Statement                                     7
ARTICLE I                                                 7
Defined Terms                                             7
ARTICLE II                                               27
Name and Business                                        27
ARTICLE III                                              30
Mortgage, Refinancing and Disposition of Property        30
ARTICLE IV                                               31
Partners; Capital                                        31
ARTICLE V                                                35
Capital Contributions of the Investment Limited Partner
and the Special Limited Partner                          35
ARTICLE VI                                               41
Rights, Powers and Duties of General Partner             41
ARTICLE VII                                              58
Withdrawal of a General Partner; New General Partners    58
ARTICLE VIII                                             61
Transferability of Limited Partner Interests             61
ARTICLE IX                                               63
Borrowings                                               63
ARTICLE X                                                63
Profits, Losses, Tax Credits, Distributions and
Capital Accounts                                         63
ARTICLE XI                                               72
Management Agent                                         72
ARTICLE XII                                              74
Books and Records, Accounting, Tax Elections, Etc.       74
ARTICLE XIII                                             80
General Provisions                                       80
PEARL PARTNERS, L.P.                                     85
As of June 1, 1998                                       85
EXHIBIT A                                                86
LEGAL DESCRIPTION                                        86
EXHIBIT B                                                87
PROJECTED RENTS                                          87
EXHIBIT C                                                88
DUE DILIGENCE RECOMMENDATIONS                            88
EXHIBIT D                                                89
INSURANCE REQUIREMENTS                                   89

                      PEARL PARTNERS, L.P.

                    FIRST AMENDED AND RESTATED

                 AGREEMENT OF LIMITED PARTNERSHIP

                     Preliminary Statement

     Pearl Partners, L.P. (the "Partnership") was formed as a Mississippi limited partnership pursuant to a Limited Partnership Agreement dated March 2, 1995 (the "Original Agreement") by and between
COLONY PARK, LLC, a Mississippi limited liability company
("CPLLC"), as general partner (the "General Partner") and SUZAN B.
THAMES as the limited partner (the "Original Limited Partner"), and a Certificate of Mississippi Limited Partnership (the "Certificate") filed in the Filing Office on March 2, 1995.

The parties desire to amend and restate the Original Agreement to (i) provide for the withdrawal from the Partnership of the Original Limited Partner, (ii) provide for the admission of BOSTON CAPITAL
TAX CREDIT FUND IV L.P., a Delaware limited partnership
("BCTCF"), as the Investment Limited Partner, (iii) provide for the admission of BCTC 94, INC., a Delaware corporation as the Special Limited Partner, and (iv) more fully set forth the rights and obligations of the Partners.

In consideration of the mutual agreements set forth herein, it is agreed and certified, and the Original Agreement is hereby amended and restated in its entirety as follows:

                         ARTICLE I
                        Defined Terms

The defined terms used in the Agreement shall have the meanings specified below:

"Act" means the Revised Uniform Limited Partnership Act as in effect in the State.

"Actual Credit" means, with respect to a particular Fiscal Year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partner for such Fiscal Year. The Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partner is revised as the result of an audit or is recaptured.

"Additional Limited Partner" means any holder of an Interest designated as an Additional Limited Partner pursuant to the provisions of Section 4.5(b) or Section 7.4.

"Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)	Credit to such Capital Account any amounts which such
Partner is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(i) and 1.704-2(i)(5), respectively; and

(ii)	Debit to such Capital Account the items described in
Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5)
and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

"Admission Date" means the first date on which all parties hereto shall have executed this Agreement.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" means as to a specified Person, (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii); (iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who is an officer of, director of, partner in or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner or trustee, or with respect to which such Person serves in a similar capacity, (c) who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of such Person or of which such Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities, (d) who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interests of any Person referred to in the foregoing clauses (v) (b) or (v) (c), or (e) who, whatever such Person's title, performs functions for such Person or any Affiliate of such Person similar to a Chairman or member of the Board of Directors, or executive officer such as the President, Executive Vice President or Senior Vice President, Corporate Secretary, or Treasurer, or any
Person holding a five percent (5%) or more equity interest in such Person, or any Person having the power to direct or cause the direction of such Person whether through the ownership of voting securities, by contract or otherwise. An Affiliate of any Investment Limited Partner or of any Investment General Partner does not include a Person who is a partner in a Partnership or joint venture with any Investment Limited Partner or any other Affiliate of any Investment
Limited Partner if such Person is not otherwise an Affiliate of any Investment Limited Partner or any Investment General Partner. For purposes of this definition, the term Affiliate shall not be deemed to include any law firm (or member or associate thereof) providing legal services to any Investment Limited Partner, any Investment General
Partner, the General Partner or any Affiliate of any of them.

"AFR" means the "applicable federal rate" as defined and determined in the manner set forth in Section 1274 of the Code.

"Agency" means the Credit Agency or any other Governmental
Authority with jurisdiction over the Apartment Complex, or the business and operations of the Partnership.

"Agreement" means this First Amended and Restated Agreement of
Limited Partnership, including Schedule A, as amended from time to time.

"Allocation Regulations" means the Treasury Regulations issued under Sections 704(b) and 752 of the Code, as the same may be modified or amended from time to time. In the event that the Allocation Regulations are revised or amended subsequent to the date of this Agreement, references herein to sections or paragraphs of the Allocation Regulations shall be deemed to be references to the applicable sections or paragraphs of the Allocation Regulations as then in effect.

"AmSouth Assignment and Pledge" means that certain Assignment and Pledge of Tax and Insurance, Capital Reserve and Payment
Escrow Accounts dated June 1, 1998, by and between AmSouth and the Partnership.

"AmSouth Assignment and Pledge of Equity Fund Account" means that certain assignment and pledge dated June 1, 1998, by the Partnership and the Trustee as assignors and AmSouth.

"AmSouth Credit Agreement" means that certain Letter of Credit
Agreement, dated June 1, 1998, by and between AmSouth and the Partnership, as amended.

"AmSouth Letter of Credit" means that certain irrevocable direct-pay letter of credit to be delivered by AmSouth to the Trustee pursuant to the terms of the AmSouth Credit Agreement in a principal amount of not less than $8,105,000.

"AmSouth Letter of Credit Commitment" means that certain commitment dated March 4, 1998, by the Bank to issue the AmSouth
Letter of Credit.

"AmSouth Letter of Credit Documents" means the AmSouth Letter of Credit Commitment, the AmSouth Letter of Credit, the AmSouth Credit Agreement, the AmSouth Pledge Agreement, the AmSouth Assignment and Pledge of Equity Fund Account, the AmSouth Assignment and Pledge, the AmSouth Security Agreement and any other document executed by the AmSouth, the Partnership and/or the Bond Lender in connection with the delivery of the AmSouth Letter of Credit.

"AmSouth Pledge Agreement" means that certain Pledge Agreement dated June 1, 1998, by the Partnership and the Trustee.

"AmSouth Security Agreement" means that certain Security
Agreement for Interest in Partnership dated June 1, 1998 by and between the Partnership and AmSouth.

"Apartment Complex" means the real property located in Pearl, Rankin County, Mississippi, as more fully described in Exhibit A attached hereto, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property located thereon or otherwise covered by the Mortgages.

"Applicable Percentage" has the meaning set forth in Section 42(b) of the Code.

"Applied Amounts" shall have the meaning set forth in Section 6.10. "Asset Management Fee" means the fee payable to BCTCF or an Affiliate thereof pursuant to the provisions of Section 6.12(b).

"Assignee" shall have the meaning set forth in Section 4.1(c).

"Auditors" means Bob Robinson, CPA of Jackson, Mississippi, or such other firm of independent certified public accountants as may be engaged by the General Partner with the Consent of the Special
Limited Partner for the purposes of preparing the Partnership's income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

"BCTC 94" means BCTC 94, Inc., a Delaware corporation, and its successors.

"BCTCF" means Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, and its successors.

"Best Knowledge" shall mean and include, in the case of a specified Person, (i) actual knowledge and (ii) that knowledge which a prudent businessperson (including, in the case of an Entity, the general or managing partners, officers, directors and key employees of such Entity) should have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any general or managing partner, director, officer or key employee of an Entity shall be deemed to be the knowledge of the Entity.

"Bond Documents" means the Indenture, the Bonds, the Bond Loan
Agreement, the Bond Loan Mortgage, and all other documents and instruments executed and delivered in connection with the issuance and sale of the Bonds.

"Bond Lender" means Mississippi Home Corporation.

"Bond Loan" means the loan in the amount of $8,000,000 to be provided by the Bond Lender to the Partnership pursuant to the terms of the Bond Loan Documents.

"Bond Loan Agreement" means the Loan Agreement dated June 1,
1998, by and between the Bond Lender and the Partnership, as amended.

"Bond Loan Documents" means the Bond Documents, the Bond Loan
Note, the Bond Loan Mortgage, the Bond Loan Agreement, the Letter of Credit Documents and all other documents executed and/or delivered in connection with the Bond Loan.

"Bond Loan Full Funding Date" means the date on which the proceeds of the Bond Loan on deposit in the Construction Fund (as defined in the Indenture) are available to be distributed by the Trustee to pay Project Costs (as defined in the Indenture) on a dollar for dollar basis with funds on deposit in the Equity Fund (as defined in the Indenture) as set forth in Section 5.03(b) of the Indenture.

"Bond Loan Note" means the promissory note executed by the Partnership to evidence its obligations with respect to the Bond Loan, which note is or shall be secured by the Bond Loan Mortgage.

"Bonds" means the $8,000,000 of Multifamily Housing
Adjustable/Fixed Rate Revenue Bonds (Colony Park Apartments)
Series 1998-I issued by Mississippi Home Corporation.

"Capital Account" has the meaning set forth in Section 4.1(b).

"Capital Contribution" means the total value of cash or property contributed and agreed to be contributed to the Partnership by each Partner, as set forth in Schedule A. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

"Capital Proceeds" means the proceeds of a Capital Transaction.

"Capital Transaction" means a refinancing of any Partnership indebtedness or a sale, exchange, eminent domain taking, damage or destruction (whether insured or uninsured), insured title defect or other disposition of all or any portion of the Apartment Complex (other than an event generating proceeds of any business or rental interruption insurance), but excluding the payment of Capital Contributions.

"Cash Available for Debt Service Requirements" for any period, means the excess of (i) all cash actually received by the Partnership on a cash basis from normal operations during such period, but specifically excluding the proceeds of insurance (other than business or rental interruption insurance), loans, Capital Transactions or Capital Contributions over (ii) all cash requirements of the Partnership properly allocable to such period of time on an accrual basis (not including distributions to Partners out of Cash Flow of the Partnership or fees payable from Cash Flow) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation as determined by the Auditors but specifically excluding Debt Service Requirements. For purposes of this definition, (i) cash requirements of the Partnership shall include to the extent not otherwise covered above, full funding of reserves (including, without limitation, funding of the Replacement Reserve), normal repairs, real estate taxes at fully assessed levels assuming a fully improved property and necessary capital improvements and (ii) if free rent or other rental concessions shall have been granted to tenants, the calculation of rental revenues under clause (i) of the preceding sentence shall be adjusted so that the effect of such concessions is amortized equally over the term of all leases (excluding renewal periods) to which it applies.

"Cash Expenditures" means all disbursements of cash during a specified Fiscal Year (other than distributions to Partners), including, without limitation, payment of operating expenses, payment of principal and interest on any Partnership indebtedness (other than payments of principal and interest on any Subordinated Loans or Voluntary Loans), the cost of repairs to the Apartment Complex, amounts allocated to reserves by the General Partner and the payment of any fees other than the Asset Management Fee, the Partnership Management Fee and the Development Fee. In addition, the net increase during such Fiscal Year in any escrow account or reserve maintained by or for the Partnership shall be considered a Cash Expenditure during such Fiscal Year. The term Cash Expenditures shall not include Development Costs. Cash Expenditures payable to Partners or Affiliates of Partners shall be paid after Cash Expenditures payable to third parties.

"Cash Flow" means the excess of Cash Receipts over Cash
Expenditures. Cash Flow shall be determined separately for each Fiscal Year or portion thereof.

"Cash Receipts" means all cash receipts of the Partnership from whatever source derived other than from a Capital Transaction, including, without limitation, rental revenues, government subsidy payments. In addition, the net reduction in any Fiscal Year in the amounts of any escrow account or reserve maintained by or for the Partnership (including, without limitation, the Replacement Reserve) shall be considered a cash receipt of the Partnership for such Fiscal Year. Notwithstanding the foregoing, at the election of the General Partner, Cash Receipts received near the end of a Fiscal Year and intended for use in meeting the Partnership's obligations (including the cost of acquiring assets or paying debts or expenses) in the subsequent Fiscal Year shall not be deemed to be received until such following Fiscal Year.

"Certificate" shall have the meaning set forth in the Preliminary
Statement.

"Class Contribution" means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General Partner, the Investment Limited Partner, the Special Limited Partner or any
Additional Limited Partner).

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

"Commencement Date" means the first day of the month in which the Admission Date occurs.

"Competitive Real Estate Commission" means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

"Completion Date" means the later of: (i) the date the Investment Limited Partner shall have received copies of all requisite certificates or permits permitting occupancy of 100% of the apartments units in the Apartment Complex as issued by each Agency having jurisdiction; provided, however, that if such certificates or permits are of a temporary nature, the Completion Date shall not be deemed to have occurred unless the General Partner certifies to the Investment
Limited Partner that any work remaining to be completed is for so-called "punch list items" and the General Partner knows of no reason why permanent certificates of occupancy will not be issued upon completion of such "punch list items"; or (ii) the date as of which the Inspecting Consultant certifies that the work to be performed by the Contractor under the Construction Contract is substantially complete. Any representation by the General Partner under this Agreement that the Completion Date has occurred shall be subject to confirmation by the Special Limited Partner pursuant to a physical inspection of the Apartment Complex; provided, however, that in the event that the Special Limited Partner does not make such physical inspection of the Apartment Complex within ten (10) business days after having received a written representation of the General Partner that the Completion Date has occurred, then the Special Limited Partner will be deemed to have waived the physical inspection requirement.
"50% Completion Date" means the date on which the Inspecting
Architect has certified that not less than 50% of the work to be performed by the Contractor, pursuant to the terms of the Construction Contract has been substantially completed in accordance with the Plans and Specifications.

"Compliance Period" means the fifteen (15)-year period commencing with the first year of the Credit Period.

"Consent of the Investment Limited Partner" means the prior written consent or approval of the Investment Limited Partner which, unless otherwise specifically provided herein, may be given or withheld in its sole discretion. The Consent of the Investment Limited Partner shall be exercised by and through the Investment General Partner, acting in the name and on behalf of the Investment Limited Partner.

"Consent of the Special Limited Partner" means the prior written consent or approval of the Special Limited Partner which, unless otherwise specifically provided herein, may be given or withheld in its sole discretion.

"Construction Contract" means the construction contract dated as of April 2, 1998, by and between the Contractor and the Partnership, as amended.

"Construction Permitting Date" means the first date upon which the Partnership shall have received the Requisite Approvals for the commencement of the construction of the Apartment Complex in accordance with the Plans and Specifications therefor.

"Contractor" means Unicorp, Inc., a Mississippi corporation, and its successors.

"Contractor Pay-Off Letter" means a letter in form and substance reasonably satisfactory to the Special Limited Partner delivered by the Contractor to the Partnership which certifies that (i) all amounts due to the Contractor from the Partnership have been paid, (ii) the Partnership is not in default under the Construction Contract and (iii) the Contractor has paid in full each materialman and subcontractor who performed work on the Apartment Complex.

"Controlling Person" has the meaning set forth in Section 15 of the Securities Act of 1933, as amended.

"Cost Certification" means the date upon which each Limited Partner shall have received the written certification of the Auditors, in a form and in substance satisfactory to the Special Limited Partner, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Actual Credit pertaining to each building in the Apartment Complex.

"CPLLC" means Colony Park, LLC, a Mississippi limited liability company, and its successors.

"Credit Agency" means the Mississippi Home Corporation, and its successors.

"Credit Approval" means the written determinations to be issued pursuant to Sections 42(m)(1)(D) and 42(m)(2)(D) of the Code approving low-income housing tax credits for the Project in an amount of not less than $380,512.

"Credit Period" has the meaning set forth in Section 42(f)(1) of the Code.

"Credit Recovery Loan" means a constructive interest-bearing advance of the Investment Limited Partner, as more fully described in
Section 5.1(g). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for the purposes of Section 6.2(a)(i). For the purposes of Article X, the term Credit Recovery Loan shall not include any portion of such a deemed advance which shall have theretofore been paid to the Investment Limited Partner.

"Credit Shortfall" shall have the meaning set forth in Section 5.1(g).

"Debt Service Coverage Ratio" means, for any period with each month considered individually, a fraction, the numerator of which is the Cash Available for Debt Service Requirements with respect to such period and the denominator of which is the Debt Service Requirements for such period. The achievement by the Partnership of a specified Debt Service Coverage Ratio shall be confirmed by the Auditors and shall be subject to the approval of the Special Limited Partner, which shall not be unreasonably withheld, provided, however, that no objection by the Special Limited Partner to the determination of the Auditors shall be valid unless the General Partner is notified of such objection, and the specific reasons therefor, within seven (7) business days following the receipt by the Special Limited Partner of the Auditor's determination letter and in the event that the Special Limited Partner does not so notify the General Partner within such seven business day period, the Special Limited Partner will be deemed to have waived its right to object to such determination.

"Debt Service Requirements" means for any period, all debt service, reserve, mortgage insurance premium, tax and insurance escrows and/or other cash requirements imposed with respect to the Mortgage or any other indebtedness (except for the Subordinated Loans and Voluntary Loans) properly allocable to such period of time on an annualized accrual basis as determined by the Auditors.

"Deficit Restoration Obligation" means, for each Partner, the sum of
(i) any amounts which such Partner is obligated to restore to the Partnership in accordance with the provisions of Sections 1.704-1(b)(2)(ii)(c), 1.704-1(b)(2)(ii)(h) or any other applicable provisions of the Allocation Regulations, (ii) such Partner's Share of Partnership Minimum Gain if any, and (iii) such Partner's Share of Partner Nonrecourse Debt Minimum Gain, if any.

"Developer" means CPLLC, in its capacity as an independent developer and not as a General Partner, and its successors.

"Development Agreement" means the Development Agreement, dated as of June 1, 1998, by and between the Developer and the Partnership. "Development Costs" means any and all costs and expenses necessary to (i) cause the construction of the Apartment Complex to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, in accordance with the Plans and Specifications, (ii) equip the Apartment Complex with all necessary and appropriate fixtures, equipment and articles of personal property (including, without limitation, refrigerators and ranges), (iii) obtain all required certificates of occupancy for the apartment units and other space in the Apartment Complex, (iv) pay the Development
Fee, (v) finance the construction of the Apartment Complex and achieve the Completion Date in accordance with the provisions of the Project Documents, (vi) discharge all Partnership liabilities and obligations arising out of any casualty generating insurance proceeds for the Partnership, (vii) fund any Partnership reserves required hereunder or under any of the Project Documents, and (viii) pay any other costs or expenses necessary to achieve the Completion Date and Rental Achievement.

"Development Fee" means the fees payable by the Partnership to the Developer pursuant to the terms of the Development Agreement for its services in connection with the development and construction of the Apartment Complex.

"Disposition" (including the forms Dispose and Disposing) means, as to a specified Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

"Disposition Fee" means a fee payable to the Developer from Capital Proceeds in the amount set forth in the Capital Disposition
Agreement.

"Due Diligence Recommendations" means those developmental recommendations set forth on Exhibit C hereto.

"Economic Risk of Loss" has the meaning set forth in Treasury
Regulation Section 1.752-2.

"Eligible Basis" has the meaning set forth in Section 42(d) of the Code.

"Entity" means any Person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

"Escrow Agreement" means that certain Agreement Concerning
Requisitions entered into by and among the Partnership, AmSouth and the Investment Limited Partner, the terms of which will govern the disbursement of the First and Second Installment.

"Estoppel Letter" means an estoppel letter in form and substance reasonably satisfactory to the Special Limited Partner delivered to the Partnership from each Lender which certifies as to each Mortgage
Loan (i) that there is no default ongoing pursuant to the Mortgage
Loan Documents, (ii) the amounts of interest and principal paid on such Mortgage Loan to date and (ii) the outstanding principal balance of such Mortgage Loan, as applicable.
"Event of Bankruptcy" means with respect to any Person,
(i)	the entry of a decree or order for relief by a court having
jurisdiction in respect of such Person in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of his property, or ordering the winding-up or liquidation of his affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;
(ii)	the commencement by such Person of a voluntary case under
the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by him to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Person or for any substantial part of his property, or the making by him of any assignment for the benefit of creditors, or the taking of corporate action by the Person in furtherance of any of the foregoing; or
(iii)	the commencement against such Person of an involuntary
case under the federal bankruptcy laws, as now constituted or hereafter amended, which has not been vacated, discharged or bonded within sixty (60) consecutive days.
"Event of Default" shall have the meaning set forth in Section 5.1(h). "Extended Use Agreement" means the extended use housing commitment to be executed by the Partnership in accordance with the requirements of the Credit Agency and the provisions of Section 42(h)(6)(A) of the Code.
"Filing Office" means the Office of the Secretary of State of the State of Mississippi.
"Fiscal Year" means the twelve (12)-month period which begins on the first day of January and ends on the thirty-first day of December of each calendar year (or ends on the date of final dissolution for the year in which the Partnership is wound up or dissolved).
"General Partner" means CPLLC and any Person who becomes a
General Partner as provided herein, in its capacity as a general partner of the Partnership. At any and all times where there is more than one General Partner, the term General Partner shall mean such General Partners.
"Governmental Authority" means the Housing Authority, the Credit
Agency or any other federal, state or local governmental authority having jurisdiction over the particular matter to which reference is being made.
"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(i)	The initial Gross Asset Value of any asset contributed by a
Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;
(ii)	The Gross Asset Values of all Partnership assets shall be
adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as
consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g)
of the Allocation Regulations; provided, however, that the
adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
(iii)	The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and
(iv)	The Gross Asset Values of Partnership assets shall be
increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Allocation Regulations and Section 4.1 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that the General Partner determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits or Losses. "Guarantor(s)" means individually and collectively, each of J.H.
Thames, Jr. and Rodney F. Triplett, Jr. and their respective successors.
"Guaranty" means the Guaranty, dated as of June 1, 1998, of the
Guarantor of all of the obligations of the General Partner hereunder and of the Developer as set forth in the Development Agreement, as amended.
"Hazardous Material" has the collective meanings given to the terms "hazardous material", "hazardous substances", "hazardous wastes", toxic substances" and analogous terms, in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42
U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec.
2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. The term Hazardous Material also includes oil and any other substance known to be hazardous.
"Immediate Family" means with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children, children-in-law, grandchildren and grandchildren-in-law.
"Includable Items" shall have the meaning set forth in Section 6.11. "Indenture" means the Trust Indenture dated as of June 1, 1998, by and between the Mississippi Home Corporation and the Trustee.
"Initial Adjustment Date" shall have the meaning set forth in Section
5.1(e).
"Initial 100% Occupancy Date" means the first date on which not less than 100% of the 192 apartment units in the Apartment Complex shall have been leased to and physically occupied by tenants on such date meeting the terms of the Minimum Set-Aside Test under executed leases at rentals meeting the requirements of the Rent Restriction
Test.
"Initial Operating Period" means the period commencing upon Cost Certification and ending on the fifth anniversary of the Completion
Date.
"Inspecting Consultant" means the consultant retained by any Lender to monitor the progress of the construction of the Apartment Complex and to certify as to the completion of such construction.
"Installment" means an installment of the Investment Limited
Partner's Capital Contribution paid or payable to the Partnership pursuant to Section 5.1.
"Insurance Requirements" means the insurance which the General
Partners are required to cause the Partnership to maintain during the term of the Partnership as set forth on Exhibit D hereto.
"Interest" means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this
Agreement.
"Invested Amount" means (i) as to the Investment Limited Partner, an amount equal to the Capital Contribution of the Investment Limited
Partner divided by 0.73 and (ii) as to any other Partner, an amount equal to its paid-in Capital Contribution.
"Investment General Partner" means Boston Capital Associates IV
L.P., a Delaware limited partnership, in its capacity as the general partner of the Investment Limited Partner, and any other Person who may become a successor or additional general partner of the
Investment Limited Partner.
"Investment Limited Partner" means BCTCF and any Person or
Persons who replace it as Substituted Limited Partner, but shall not include any Additional Limited Partner.
"Investment Partnership Agreement" means the Agreement of Limited Partnership of the Investment Limited Partner, as amended from time to time.
"Lender" means any Person (other than the General Partner or its Affiliates) who makes a loan to the Partnership, whether or not such loan is secured by a Mortgage, or the successors and assigns of such Person in such capacity.
"Letter of Credit" means the AmSouth Letter of Credit.
"Letter of Credit Documents" means the AmSouth Letter of Credit
Documents.
"Limited Partners" means the Investment Limited Partner, the Special Limited Partner and any Additional Limited Partner.
"Liquidating Event" shall have the meaning set forth in Section 2.4. "LURA" means the Land Use Restriction Agreement dated June 1,
1998, by and between the Bond Lender and the Partnership.
"Managing General Partner" means any Person designated as such pursuant to the provisions of Section 6.4.
"Management Agent" means Park Management, Inc., a Mississippi corporation in its capacity as the initial management and rental agent for the Apartment Complex, and any successor management and
rental agent designated or appointed at any time.
"Management Agreement" means the agreement between the
Partnership and the Management Agent dated as of April 1, 1998 providing for the management of the Apartment Complex.
"Management Fee" means the Management Fee to which reference is made in Section 11.1.
"Material Agreement" means any agreement to which the Partnership is a party or to which the Apartment Complex is subject, the termination of which would have a material adverse impact on the
Apartment Complex or the business and operations of the Partnership. "Material Event" means the occurrence of any of the following events:
(i)	a material breach by a General Partner (or any of its
Affiliates) in the performance of any of its obligations under this Agreement, or any of the Material Agreements;
(ii)	a Terminating Event as to any General Partner or an Event of
Bankruptcy as to the Partnership;
(iii)	a material violation by any General Partner of its fiduciary duties as a General Partner of the Partnership;
(iv)	a violation by any General Partner of any law, regulation or order applicable to the General Partner or the Partnership which has or may have a material adverse effect on the Partnership or the
Apartment Complex;
(v)	a material breach by the Partnership or any General Partner
(or any of their respective Affiliates) under any Project Document or other material agreement or document affecting the Partnership or the Apartment Complex;
(vi)	the failure to achieve the Completion Date by December 31,
2000;
(vii)	the failure to begin the Credit Period by January 1, 2001;
(viii)	the commencement of foreclosure proceedings with respect
to any Mortgage, which have not been withdrawn or dismissed within thirty (30) days after the date of such commencement;
(ix)	the failure of the General Partner to make any payment
required to be made to the Investment Limited Partner pursuant to the provisions of Section 5.1(e) or (f); or
(x)	the fraud, bad faith, gross negligence, or willful misconduct by a General Partner.
"Minimum Set-Aside Test" means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least
40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.
"Mortgage" means  any mortgage indebtedness of the Partnership evidenced by any Note and secured by any mortgage on the
Apartment Complex from the Partnership to any Lender; and, where the context admits, the term "Mortgage" shall mean and include any of the mortgages securing said indebtedness and any other documents pertaining to said indebtedness which were required by the Lender as a condition to making such Mortgage Loan. In case any Mortgage is replaced by any subsequent mortgage or mortgages, such term shall refer to any such subsequent mortgage or mortgages.  The term
"mortgage" means any mortgage, mortgage deed, deed of trust, deed to secure debt or any similar security instrument, and "foreclose" and words of like import include the exercise of a power of sale under a mortgage or comparable remedies.
"Mortgage Loan" means a loan to the Partnership made by any Lender and secured by a Mortgage.
"Mortgage Loan Documents" means the Bond Loan Documents
and/or the New Permanent Loan Documents.
"New Allocation" shall have the meaning set forth in Section 10.5(b).
"New Permanent Loan Commitment" means  the commitment for a
New Permanent Loan or a new Letter of Credit, as the case may be.
"New Permanent Loan" means any permanent loan provided by the
Permanent Lender to the Partnership on the New Permanent Loan
Conditions pursuant to the terms of the New Permanent Loan
Documents.
"New Permanent Loan Conditions" means, with respect to a proposed
New Permanent Loan, that (a) such Mortgage Loan (i) has a term which expires after the end of the Compliance Period, (ii) bears interest at a fixed annual rate and (iii) is nonrecourse, unless otherwise approved by the Special Limited Partner, and (b) when such New
Permanent Loan is in place, the Debt Service Coverage Ratio of the Partnership is projected to be not less than 1.15 to 1.00, where such
Debt Service Coverage Ratio is based upon projected operating expenses for the Apartment Complex reasonably approved by the
Special Limited Partner.
"New Permanent Loan Documents" means the New Permanent Note, the New Permanent Mortgage and all other documents executed
and/or delivered in connection with the New Permanent Loan.
"New Permanent Mortgage" means the Mortgage securing the
Partnership's obligations under the New Permanent Note.
"New Permanent Note" means the Note to be executed by the
Partnership to evidence its obligations with respect to the New
Permanent Loan, which Note shall be secured by the New Permanent
Mortgage.
"Nonrecourse Debt" or "Nonrecourse Liability" means any
indebtedness for which none of the Partners has any Economic Risk of
Loss other than through his or its interest in the Partnership Property securing such indebtedness, as defined in Section 1.752-1(a)(2) of the Allocation Regulations.
"Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Allocation Regulations.
"Note" means and includes any Note from the Partnership to a Lender evidencing a Mortgage Loan, and shall also mean and include any
Note supplemental to said original Note issued to a Lender or any
Note issued to a Lender in substitution for any such original Note. "Operating Deficit" means, for any specified period of time, the amount by which the Cash Receipts of the Partnership are less than the amount necessary to pay all Cash Expenditures of the Partnership. "Operating Profits or Losses" means, with respect to any Fiscal Year, the Profits or Losses of the Partnership for such Fiscal Year other than Profits or Losses from a Capital Transaction.
"Original Agreement" has the meaning set forth in the Preliminary
Statement.
"Original Limited Partner" has the meaning set forth in the
Preliminary Statement.
"Partner" means any General Partner or Limited Partner.
"Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Allocation Regulations.
"Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Sections 1.704-2(i)(2) and (3) of the Allocation Regulations.
"Partner Nonrecourse Deductions" has the meaning set forth in
Section 1.704-2(i)(1) of the Allocation Regulations.
"Partnership" means the limited partnership continued pursuant to this
Agreement.
"Partnership Items" shall have the meaning set forth in Section
10.4(b)(xvi).
"Partnership Management Fee" shall have the meaning set forth in
Section 6.12(c).
"Partnership Minimum Gain" has the meaning set forth in Section
1.704-2(d) of the Allocation Regulations.
"Payment Certificate" shall have the meaning set forth in Section
5.1(b)
"Percentage Interests" means the interests of the Partners in Profits and Losses, tax-exempt income, non-deductible, non-capitalizable expenditures and Tax Credits, as set forth in Schedule A.
"Permanent Lender" means any Lender providing permanent
financing for the Apartment Complex who has been approved by the
Special Limited Partner and the General Partner, except as otherwise provided in Section 3.2.
"Person" means any individual or Entity.
"Plans and Specifications" means the plans and specifications for the construction of the Apartment Complex, including, without limitation, specifications for materials, and all properly approved amendments and modifications thereof.
"Prime Rate" means the rate of interest announced from time to time by the Wall Street Journal as its base rate.
"Profits or Losses" shall have the meaning set forth in Section
10.4(b)(v).
"Project Documents" means and includes the Mortgage Loan
Documents, this Agreement, the Development Agreement, the
Extended Use Agreement, the Guaranty, the Letter of Credit
Documents, the Management Agreement, the Agreement Concerning Requisitions, the Supplemental Management Agreement, the Capital Disposition Agreement, all other instruments delivered to (or required
by) any Lender and all other documents relating to the Apartment
Complex and by which the Partnership is bound, as amended or supplemented.
"Projected Credit" means $58,868 for 1999, $349,285 for 2000,
$376,756 per annum for each of the Fiscal Years 2001 through 2008 (inclusive), $317,888 for 2009 and $27,472 for 2010; provided, however, that the Projected Credit for 2009 shall be reduced by the amount, if any, by which the Actual Credit for 1999 exceeds $58,868 and provided further that the Projected Credit for 2010 shall be reduced by the amount, if any, by which the Actual Credit for 2000 exceeds $349,285 and provided, further, upon the occurrence of any of the events described in Section 5.1(e), the Projected Credit shall thereafter be the Revised Projected Credit.
"Projected Rents" means the rents described in Exhibit B attached hereto and made a part hereof.
"Qualified Basis" has the meaning set forth in Section 42(c) of the
Code.
"Qualified Income Offset Item" means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Treasury Regulation Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.
"Recapture Amount" shall have the meaning set forth in Section 10.6. "Recapture Event" shall have the meaning set forth in Section 10.6(a). "Reconstitution Period" shall have the meaning set forth in Section 7.2(b).
"Recourse Obligations" shall have the meaning set forth in Section
10.4(b)(i).
"Reduction Amount" shall have the meaning set forth in Section
5.1(f).
"Reduction Year" shall have the meaning set forth in Section 5.1(f). "Regulations" means the rules and regulations applicable to the
Apartment Complex or the Partnership of the Credit Agency, the City
of Pearl, Mississippi and any other Governmental Authority having jurisdiction over the Partnership and/or the Apartment Complex.
"Related Person" means a Person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).
"Remaining Interest" shall have the meaning set forth in Section
7.4(d).
"Rent Restriction Test" means the test pursuant to Section 42 of the
Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed thirty percent (30%)
of the qualifying income levels.
"Rental Achievement" means the first time following three (3)
consecutive full calendar months of operations , two prior to the Completion Date and one month after the Completion Date (with each month considered individually) that the Apartment Complex generates a 1.15 to 1.00 Debt Service Coverage Ratio; provided, however, that for the purposes of this Rental Achievement definition only, Debt
Service Requirements shall be deemed to include full debt service payments of principal and interest in respect of the Bond Loan regardless of whether such principal payments are required to be paid for the month in question.
"Replacement Reserve" shall have the meaning set forth in Section
6.5(e).
"Repurchase Amount" shall have the meaning set forth in Section
5.2(a).
"Requisite Approvals" means any required approvals of each Lender and Agency to an action proposed to be taken by the Partnership.
"Revised Projected Credit" has the meaning set forth in Section 5.1(e). "Schedule A" means Schedule A to this Agreement, as amended from time to time.
"Service" means the Internal Revenue Service.
"Share of Partner Nonrecourse Debt Minimum Gain" means, for each
Partner an amount equal to his or its "share of partner nonrecourse debt minimum gain" as determined in accordance with Section 1.704-
2(i)(5) of the Allocation Regulations.
"Share of Partnership Minimum Gain" means for each Partner, an amount equal to his or its "share of partnership minimum gain" as determined in accordance with Section 1.704-2(g) of the Allocation Regulations.
"Site" has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42
U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.
"Special Limited Partner" means BCTC 94, and any Person who
becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.
"Specified Proceeds" means (i) the proceeds of all Mortgage Loans,
(ii) the net rental income, if any, generated by the Apartment
Complex prior to the Completion Date which is permitted by the
Lenders to be applied to the payment of Development Costs, (iii) the Capital Contributions of the Investment Limited Partner, (iv) the
Capital Contributions of the General Partner in the amounts set forth in Schedule A as of the Admission Date, and (v) any insurance proceeds arising out of casualties occurring prior to the Completion
Date.
"State" means the State of Mississippi.
"State Designation" means the date on which the Partnership receives an allocation in proper form pursuant to Section 42 of the Code from the Credit Agency of the Tax Credits, as evidenced by the execution by or on behalf of the Credit Agency of one or more Form(s) 8609.
For the purposes of determining State Designation, each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the Credit
Agency as to such building or (ii) the amount of Tax Credits set forth on the Form 8609 as to such building.
"Subordinated Loan" means any loan made by the General Partner to the Partnership pursuant to Section 6.5(e), Section 6.10 or any other provision of this Agreement which specifies advances to be made as a Subordinated Loan.
"Subordinated Loan Period" shall have the meaning set forth in
Section 6.10.
"Substituted Limited Partner" means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to Section 5.2.
"Successor" shall have the meaning set forth in Section 7.5(a). "Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-
2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.
"Tax Accountants" means Reznick, Fedder & Silverman of Bethesda,
Maryland or such other firms of independent certified public accountants as may be engaged by the Special Limited Partner to review the Partnership income tax returns.
"Tax Credit" means the low-income housing tax credit described in
Section 42 of the Code.
"Tax Credit Set-Aside" means the date on which the Partnership receives the Credit Approval in a form reasonably satisfactory to the Special Limited Partner from the Credit Agency and the Housing
Authority.
"Terminating Event" means the death or permanent disability of, or a
Final Determination of insanity or incompetence as to, an individual General Partner (unless the Consent of the Special Limited Partner to a substitute General Partner is received, and such substitute General Partner is admitted to the Partnership by the first to occur of (i) the sixtieth day following such event or (ii) such earlier date as is necessary to prevent a dissolution of the Partnership under the Act), the Bankruptcy or dissolution of a General Partner, the transfer of all of its Partnership Interest by a General Partner, or the voluntary or involuntary withdrawal of the General Partner from the Partnership.
For purposes of the foregoing, an individual General Partner shall be deemed to be permanently disabled if he or she becomes disabled during the term of this Agreement through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his or her duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive calendar days.  Involuntary withdrawal shall occur whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. In the case of a General Partner which is an Entity, a transfer of a majority of the voting stock (or other beneficial interest) of the General Partner to a Person who is not an Affiliate of the General Partner or any Entity constituting the General Partner shall be deemed to be a transfer by the General Partner of its
Partnership Interest.
"Title Policy" means the owner's title insurance policy, or at the option of the Special Limited Partner an endorsement thereto, effective as of February 18, 1998, in the amount of not less than $10,817,743 issued by First American Title Insurance Company to the Partnership, evidencing the Partnership's ownership of the Apartment Complex subject only to such exclusions, exceptions, conditions and stipulations as may be approved by the Special Limited Partner in its sole discretion and endorsed with a zoning endorsement, non-
imputation endorsement and a Fairway endorsement.
"Trustee" means First Tennessee Bank National Association, or any successor trustee serving as such under the Indenture.
"Vessel" has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42
U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.
"Voluntary Loans" shall have the meaning set forth in Article IX. "Withdrawal" (including the forms Withdraw, Withdrawing and
Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement.  Withdrawal also shall mean the sale, assignment, transfer or encumbrance by a General
Partner of its interest as a General Partner other than a pledge of assignment by a General Partner of its Interest required pursuant to the terms of the Bond Loan Documents and as approved in writing by the Special Limited Partner.  A General Partner which is a
corporation, limited liability company or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event (as a result of one or more transactions)
of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and
distribution) or encumbrance of a controlling interest in a corporate or limited liability company General Partner or of a general partner interest in a General Partner which is a partnership to a Person who is not an Affiliate of the General Partner. For purposes of this definition of Withdrawal, the term "controlling interest" shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
                       ARTICLE II
                    Name and Business
2.1	Name; Continuation
The name of the Partnership is Pearl Partners, L.P.  The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Act.
2.2	Office and Resident Agent
(a)	The principal office of the Partnership is c/o 2001 Airport
Road, Suite 304,P.O. Box 741, Jackson, MS  39205-0741, at which office there shall be maintained those records required by the Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partner shall deem desirable. The General Partner may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners, provided that doing so shall not adversely affect the Investment
Limited Partner for tax purposes.
(b)	The resident agent for the Partnership in the State for service of process is as follows:
J.H. Thames, Jr.
2001 Airport Road, Suite 304
P.O. Box 741
Jackson, MS  39205-0741

2.3	Purpose
The purpose of the Partnership is to acquire, hold, invest in, secure financing for, construct, rehabilitate, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable Regulations.  The Partnership shall not engage in any other business or activity.
2.4	Term and Dissolution
(a)	The Partnership shall continue in full force and effect until
December 31, 2045, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon the first to occur of the following events ("Liquidating Events"):
(i)	The sale or other disposition of all or substantially all of the assets of the Partnership;
(ii)	The Withdrawal of  a General Partner, unless the Partnership is continued as provided in Section 7.2(a);
(iii)	The election to dissolve the Partnership made in writing by
the General Partner with the Consent of the Investment Limited
Partner and any Requisite Approvals;
(iv)	The entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction; or
(v)	Any other event which causes the dissolution of the
Partnership under the Act if the Partnership is not reconstituted pursuant to the provisions of Section 7.2 or Section 7.3.
(b)	Upon the dissolution of the Partnership, the General Partner
(or for purposes of this paragraph, its trustees, receivers or successors) shall cause the cancellation of the Certificate and shall liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with the provisions of Section 10.3, unless the Investment Limited Partner elects to reconstitute the Partnership and continue its business as provided in Section 7.2 or 7.3, in which case the
Partnership assets shall be transferred to the new Partnership as provided in such Section. Notwithstanding the foregoing, if, during liquidation, the General Partner shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partner may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (other than Subordinated
Loans).
                        ARTICLE III
       Mortgage, Refinancing and Disposition of Property
3.1	Personal Liability
The Partnership shall be authorized to obtain the Bond Loan and the
Letters of Credit pursuant to the Bond Loan Documents and the Letter of Credit Documents, as applicable, to finance the acquisition, development and construction of the Apartment Complex.  The
General Partner and its Affiliates, jointly and severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Bond Lender, AmSouth Bank (and interest thereon)
pursuant to the Bond Loan Documents and the Letter of Credit
Documents.  However, unless otherwise approved by the Special
Limited Partner, neither the General Partner nor any Related Person shall at any time bear, nor shall the General Partner permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage Loan unless, prior to the effectiveness of the transaction in which such Economic Risk of Loss is created or assumed, the General Partner shall have obtained, at the expense of the Partnership, an opinion from reputable tax counsel, in form and substance reasonably satisfactory to the Special Limited
Partner, to the effect that such Economic Risk of Loss will not result in the reallocation of Tax Credits or Losses from the Investment
Limited Partner and the Special Limited Partner to the General
Partner.
3.2	Refinancings
The Partnership may decrease, increase or refinance any Mortgage
Loan and may make any required transfer or conveyance of
Partnership assets for security or mortgage purposes, provided, however, any such decrease, increase or refinancing of any Mortgage
Loan (except for the borrowing of the New Permanent Loan on the
New Permanent Loan Conditions and the borrowing of the original principal amount of the Bond Loan and the Letter of Credit) may be made by the General Partner only with the Consent of the Special
Limited Partner.
3.3	Sale of Assets
The Partnership may sell, lease, exchange or otherwise transfer or convey all or substantially all the assets of the Partnership only with the Consent of the Special Limited Partner.  Notwithstanding the
foregoing and except as set forth in Section 6.2(a)(vi), no Consent of the Special Limited Partner shall be required for the execution and delivery of the Bond Loan Documents and the Letter of Credit
Documents, the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to any Agency or
Lender as expressed in writing, provided (subject to the Rent
Restriction Test) that such rents are not less than the Projected Rents.
3.4	Real Estate Commissions
The total compensation to all Persons for the sale of the Apartment
Complex shall be limited to a Competitive Real Estate Commission, which shall not exceed ten percent (10%) of the contract price for the sale of the Apartment Complex or such fee as is reasonable and customary in Pearl, Mississippi.
                          ARTICLE IV
                       Partners; Capital
4.1	Capital and Capital Accounts
(a)	The capital of the Partnership shall be the aggregate amount of the cash and the Gross Asset Value of property contributed by the
General Partner and by the Limited Partners as set forth in Schedule
A.  No interest shall be paid by the Partnership on any Capital
Contribution to the Partnership.  Schedule A shall be amended from time to time to reflect the withdrawal or admission of Partners, any changes in the Partnership Interests held by a Partner arising from the transfer of an Interest to or by such Partner and any change in the amounts to be contributed or agreed to be contributed by any Partner.
No Partner shall have the right to withdraw or receive a return of any of its Capital Contributions except as set forth in this Agreement.
(b)	An individual Capital Account shall be established and
maintained for each Partner, including any additional or substituted
Partner who shall hereafter receive an interest in the Partnership. The Capital Account of each Partner shall be maintained in accordance with the following provisions:
(i)	To each Partner's Capital Account there shall be credited
such Partner's Capital Contributions, such Partner's distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section 10.4 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership Property distributed to such Partner;
(ii)	To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this
Agreement, such Partner's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Section 10.4 hereof, and the amount of any liabilities of such
Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.
In the event that the Gross Asset Values of Partnership assets are adjusted pursuant to this Agreement, the Capital Accounts of all
Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.
(c)	The original Capital Account established for any Assignee
(as hereinafter defined) shall be in the same amount as, and shall replace, the adjusted Capital Account of the Partner which such
Assignee succeeds, and, for the purpose of the Agreement, such
Assignee shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Assignee succeeds.  The term "Assignee," as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the Profits, Losses, Tax Credits and distributions of the Partnership by reason of such Person succeeding to the Interest of a Partner by assignment of all or any part of an Interest. To the extent an Assignee receives less than 100% of the Interest of a Partner, such Assignee's Capital
Account and Capital Contribution shall be in proportion to the
Partnership Interest such Assignee receives, and the Capital Account and Capital Contribution of the Partner who retains a partial interest in the Partnership shall continue, and not be replaced, in proportion to the Partnership Interest such Partner retains.
(d)	The foregoing provisions and other provisions of this
Agreement relating to the maintenance of the Capital Accounts are intended to comply with the Allocation Regulations, and shall be interpreted and applied in a manner consistent with such Allocation
Regulations.
4.2	General Partner
The name, address and Capital Contribution of the General Partner are as set forth on Schedule A.
4.3	Investment Limited Partner, Special Limited Partner and
Original Limited Partner
(a)	The Original Limited Partner hereby withdraws as a limited
partner of the Partnership and acknowledges that she no longer has any Interest in, or rights or claims against, the Partnership as a Partner as of the Admission Date.
(b)	Each of the Special Limited Partner and the Investment
Limited Partner is hereby admitted to the Partnership as a Limited
Partner in substitution for the Original Limited Partner as of the
Admission Date and agrees to be bound by the terms and provisions of the Project Documents and this Agreement.  The name and address of the Investment Limited Partner and the Special Limited Partner are as
set forth on Schedule A.
(c)	Except as otherwise specifically set forth in Sections 4.5 or
7.4, the General Partner shall have no authority to admit additional
Limited Partners without the Consent of the Investment Limited
Partner.
4.4	Liability of the Limited Partners
Neither the Investment Limited Partner, the Special Limited Partner
nor any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership; such Persons shall be liable only to pay their respective Capital Contributions as and when the same are due hereunder and under the Act. After its Capital Contribution shall be fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further capital contributions or payments or lend any funds to the Partnership.
4.5	Special Rights of the Special Limited Partner
(a)	Notwithstanding any other provisions herein (other than
Section 13.8), to the extent the law of the State is not inconsistent, the Special Limited Partner shall have the right, subject to any Requisite Approvals, to:
(i)	amend this Agreement provided, however, that no such
amendment affect the vested rights (including, without limitation, the right to receive any fees, allocable share of Cash Flow or other distributions, or Profits or Losses and Tax Credits hereunder) or increase any of the liabilities or obligations of any General Partner without its prior written consent;
(ii)	dissolve the Partnership provided, however, that such
dissolution shall not be caused by the Special Limited Partner unless the General Partner has violated a material provision of any Project Document, which violation has not been cured within any applicable cure period specified;
(iii)	remove any General Partner and elect a new General Partner
(A) on the basis of the performance and discharge of such General
Partner's obligations constituting fraud, bad faith, gross negligence, wilful misconduct or breach of fiduciary duty, or (B) upon the occurrence of a Material Event.
(iv)	continue the business of the Partnership with a substitute
General Partner, provided that the General Partner has been removed pursuant to Section 4.5(a)(iii) above; and
(v)	approve or disapprove the sale of all or substantially all of the assets of the Partnership.
(b)	Upon the removal of a General Partner for cause pursuant to
Section 4.5(a)(iii),
(i)	without any further action by any Partner, the Special
Limited Partner shall cause an Affiliate automatically to become a
General Partner (the "Substitute General Partner") and acquire in consideration of a cash payment of $100 such portion of the Interest of the removed General Partner as counsel to the Special Limited
Partner shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Act,
(ii)	the economic Interest of the Special Limited Partner as the
Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner as a Substitute General Partner,
(iii)	the Substitute General Partner shall automatically be
irrevocably delegated all of the powers and duties of the General
Partners pursuant to Section 6.13.  A General Partner so removed will not be liable as a general partner for any obligations of the Partnership incurred after the effective date of its removal. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special
Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section 4.5 and to enable the new General Partner to manage the business of the Partnership, and
(iv)	The Substitute General Partner or any Affiliate approved by
such Substitute General Partner shall have the option, exercisable in its sole discretion, to acquire the remainder of the Interest of any removed General Partner upon payment of the agreed or then present fair market value of such interest or portion thereof. Any dispute as to the value of the Interest or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the Substitute General
Partner or the Investment Limited Partner, as the case may be, and the third chosen by the two so chosen.  The proceedings of such
committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partner and the Partnership.  The method of
payment to the removed General Partner shall be fair and must protect the solvency and liquidity of the Partnership.  The method of payment will be deemed presumptively fair where it provides for an interest-
bearing promissory note coming due in no less than five (5) years with equal installments each year.  In addition, upon removal, the
Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner;
provided, however, that notwithstanding the language of Section 6.12,
Article X, Article XI and any other provision hereof, no removed
General Partner or any Affiliate thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (x) the above-described payment for the Interest, or portion thereof, of the removed General Partner, and (y) any such fee, compensation or other remuneration which had already been earned in full prior the date of such removal.  The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General
Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular agreement. The Partnership may offset against any payments to a
General Partner removed under this Section 4.5 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder.
(c)	The General Partner is hereby required, within fifteen (15)
days after its receipt of any offer to purchase the Apartment Complex or all of the Interests in the Partnership, to send a copy of such offer
(or a written description of any such oral offer) to each of the Limited Partners. In connection with any proposed sale of the Apartment
Complex, the Special Limited Partner (or its designee) shall have the right to (i) receive and review copies of all documents relating to the proposed sale, (ii) participate in the negotiations of the terms and conditions of the proposed sale, (iii) meet with the proposed purchaser, (iv) solicit proposals for alternative offers for the
Apartment Complex, and (v) provide such other services in
connection with the proposed sale as it deems to be appropriate.
4.6	Meetings
The General Partner or Limited Partners holding more than ten percent (10%) of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost.
Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partner shall provide all Limited Partners within ten (10) days after receipt of said request, written notice of a meeting and the purpose of such meeting to be held on a date not less than fifteen (15) nor more than sixty (60) days after receipt of said request, at a time and place convenient to the Limited Partners.
                         ARTICLE V
    Capital Contributions of the Investment Limited Partner
    and the Special Limited Partner
5.1	Payments
(a)	The Special Limited Partner's Capital Contribution of $10
shall be paid in full in cash on the Admission Date.  The Investment
Limited Partner's Capital Contribution in the aggregate amount of
$2,712,643 shall be paid in cash installments (the "Installments"), as follows:
(i)	$1,356,321 (the "First Installment") on the latest to occur of
(A) the Admission Date, (B) the Bond Loan Full Funding Date; (C)
Tax Credit Set-Aside; or (D) receipt of a Permanent Mortgage Loan
Commitment satisfactory to the Special Limited Partner.
(ii)	$813,793 (the "Second Installment") on the 50% Completion
Date.
(iii)	$271,264 (the "Third Installment") on the latest to occur of
(A) State Designation; (B) the Completion Date; (C) Cost
Certification; (D) receipt of updated insurance certificates in form and substance satisfactory to the Special Limited Partner; (E) receipt of an updated Title Policy in form and substance satisfactory to the Special Limited Partner, which policy in no event shall contain a survey exception; (F) receipt by the Investment Limited Partner of an
Estoppel Letter from each Lender, or (G) receipt by the Investment
Limited Partner of a Contractor Pay-Off letter.
(iv)	$271,264 (the "Fourth Installment") on the latest to occur of
(A) the Initial 100% Occupancy Date; (B) New Permanent Loan
Commitment; (C) Rental Achievement, [or (D) termination and
expiration of the Letter of Credit Documents, including full satisfaction of all obligations of the Partnership under the Letter of Credit Documents.
provided, however, that (x) the General Partner shall give the
Investment Limited Partner not less than fourteen (14) days' written notice prior to the due date of each Installment subsequent to the First Installment, and (y) no Installment shall be due unless and until all conditions to the payment of all prior Installments have been satisfied.
(b)	The obligation of the Investment Limited Partner to pay each
Installment is conditioned upon delivery by the General Partner to the Investment Limited Partner of a written certificate (the "Payment Certificate") stating that as of the date of such certificate (i) all the conditions to the payment of such Installment and each prior
Installment have been satisfied, (ii) all representations and warranties of the General Partner contained in this Agreement are true and correct and (iii) no event has occurred which suspends or terminates the obligations of the Investment Limited Partner to pay Installments
under this Agreement which has not been cured as herein provided,
(iv) no event has occurred which, with the giving of notice, would oblige the General Partner to repurchase the Interests of the
Investment Limited Partner pursuant to Section 5.2(a).  Except as provided in the final sentence of this Section 5.1(b), acceptance by the Partnership of any Installment shall constitute a confirmation that, as of the date of payment, all such conditions are satisfied and all such representations and warranties are true and correct. The obligation of the Investment Limited Partner to pay the First Installment is also conditioned upon delivery by the General Partner to the Investment
Limited Partner of (x) a legal opinion of independent counsel to the Partnership, the General Partner, the Developer and the Guarantors,
which opinion(s) must be satisfactory to the Investment Limited
Partner as to form, content and identity of counsel and (y) a photocopy of a binding commitment, in form and substance
satisfactory to the Special Limited Partner, to issue the Title Policy and endorsements thereto in form and substance satisfactory to the
Special Limited Partner.  In no event shall any Installment become due until all of the conditions for all of the Installments listed prior to the Installment in question in Section 5.1(a) shall have been satisfied and all of such prior Installments shall have become due.
Notwithstanding the foregoing, however, if at any time prior to the date when an Installment becomes due and payable, the Partnership has an Operating Deficit which the General Partner would be required to fund pursuant to Section 6.10, then the Investment Limited Partner may, at its option, waive the requirement of the delivery of the
Payment Certificate or any other condition with respect to part or all of such Installment and pay such part or all of such Installment, provided that the proceeds of the amount so paid are used by the
Partnership to fully fund such Operating Deficit; provided, however, that if the proceeds of such amount so paid are designated in Section
6.12 to be used to pay fee(s), then such proceeds shall be utilized to pay such fee(s) and the recipient(s) thereof shall be required to, and hereby agree to, utilize the proceeds of such fee(s) to fund such
Operating Deficit, in which case the Investment Limited Partner is hereby authorized to directly fund such Operating Deficit, with the funds so applied being deemed to have been paid as aforesaid.
(c)	The Payment Certificate for each Installment shall be dated
and delivered not less than ten (10) nor more than thirty (30) days prior to the due date for such Installment.
(d)	If, as of the date when an Installment would otherwise be
due, any statement required to be made in the Payment Certificate for such Installment cannot be truthfully made in any material respect, the General Partner shall notify the Investment Limited Partner of the reason why such statement would be untrue if made, and the
Investment Limited Partner shall not be required to pay such
Installment; provided, however, that if (i) any such statement can subsequently be truthfully made and (ii) the Investment Limited
Partner shall not have irrevocably lost, in the good faith judgment of the Investment General Partner, any material tax or other benefits hereunder (other than tax benefits for which the Investment Limited
Partner has been fully compensated pursuant to the provisions of paragraphs (e), (f) and (g) of this Section 5.1), then the Investment Limited Partner shall pay such Installment to the Partnership thirty
(30) days after delivery by the General Partner to the Investment
Limited Partner of the Payment Certificate together with an
explanation of the manner in which each such statement had become true.
(e)	In the event that as of or any time prior to Cost Certification
(the "Initial Adjustment Date"), the Investment Limited Partner shall receive a written certification of the Auditors indicating that the aggregate Actual Credit during the Credit Period will be less than the aggregate Projected Credit during the Credit Period, then (i) the next succeeding Installments of the Capital Contributions of the Investment Limited Partner shall be reduced by an amount equal to the product of
(X) the difference between (1) the aggregate Projected Credit during the Credit Period and (2) the aggregate Actual Credit during the
Credit Period and (Y) 0.80, and (ii) the Projected Credit for each
Fiscal Year shall thereafter be redefined to mean the Actual Credit, as so determined (the "Revised Projected Credit").  Any such reduction pursuant to this Section 5.1(e) shall be made first to the Installment, if any, next due to be paid by the Investment Limited Partner, and any balance of such amount payable by the General Partner in excess of the amount of such Installment shall be applied to succeeding
Installments, if any, provided that if the amount of any such reductions exceeds the sum of the remaining Installments, if any, then an amount equal to the amount of such excess shall be paid by the
General Partner to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event
(unless such reduction was caused by an act or omission of the
Investment Limited Partner or its Affiliates, in which event no such reduction or payment shall be required). No reduction of any
Installment or any payment by the General Partner pursuant to this
Section 5.1(e) shall be deemed to be a Capital Contribution by the
General Partner to the Partnership, nor shall any such payment constitute a return of capital to the Investment Limited Partner.
(f)	If with respect to any Fiscal Year all or a portion of which occurs during the Initial Operating Period, the Actual Credit is or was
less than the Projected Credit (or the Revised Projected Credit, if applicable) for such Fiscal Year (a "Reduction Year"), then the
General Partner shall pay to the Investment Limited Partner the
Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit (or the Revised Projected
Credit, if applicable) for such Fiscal Year over the Actual Credit for such Fiscal Year multiplied by 0.80 plus (B) the Recapture Amount as determined pursuant to Section 10.6 and, to the extent not already accounted for, any interest or penalties payable by the limited partners and/or holders of beneficial assignee certificates of the Investment
Limited Partner as a result of such shortfall or Recapture Event, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Limited Partner used all of the
Tax Credits allocated to it in the Fiscal Year of allocation.  The
Auditors shall make their determination of the amount of the Actual
Credit with respect to each Reduction Year within thirty (30) days following the end of such Fiscal Year.  The Investment Limited
Partner shall be eligible to be paid a Reduction Amount as
hereinabove described with respect to each Reduction Year.  Any
Reduction Amount shall first be applied to the Installment next due to be paid by the Investment Limited Partner, with any portion of such Reduction Amount in excess of the amount of such Installment then being applied to succeeding Installments, provided that if no further Installments remain to be paid or if the Reduction Amount shall exceed the sum of the amounts of the remaining Installments, then the entire Reduction Amount or the balance of the Reduction Amount, as the case may be, shall be paid by the General Partner to the
Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event (unless such reduction was caused by an act or omission of the Investment Limited Partner or its Affiliates, in which event no Reduction Amount shall be payable).
No payment by the General Partner pursuant to this Section 5.1(f)
shall be deemed to be a Capital Contribution to the Partnership nor shall any such payment constitute a return of capital to the Investment Limited Partner.
(g)	In the event that, for any reason, at any time after the end of the Initial Operating Period, the amount of the Actual Credit shall be less than the Projected Credit (or the Revised Projected Credit, if applicable) with respect to any Fiscal Year of the Partnership (such difference being hereinafter referred to as a "Credit Shortfall"), the Investment Limited Partner shall be treated as having made a constructive advance to the Partnership with respect to such Fiscal
Year (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such Fiscal Year in an amount equal to the sum of (A) the Credit Shortfall for such Fiscal Year plus (B) the Recapture Amount as determined pursuant to Section 10.6 and, to the extent not already accounted for, any interest or penalties payable by the limited partners and/or the holders of beneficial assignee certificates of the Investment Limited Partner as a result of the Credit Shortfall for such Fiscal Year, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Partnership used all of the Tax Credits allocated to him in the Fiscal Year of allocation.
Credit Recovery Loans shall be deemed to bear simple (not
compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(g) at a rate of nine percent (9%) per annum. Credit Recovery Loans shall be payable by the Partnership as provided in
Section 10.2(b), Clause Third.
5.2	Return of Capital Contributions
(a)	Failure to Achieve Development and/or Tax Credit
Benchmarks and Standards.  Upon the occurrence of any of the events
(a "Repurchase Event") listed below in this Section 5.2(a), within five
(5) days of the occurrence thereof, the General Partner shall send to the Investment Limited Partner and the Investment Limited Partner
notice of such event and of the General Partner's obligation to repurchase the Interests of the Investment Limited Partner by paying to the Investment Limited Partner an amount in cash (the "Repurchase Amount") equal to each such Partner's Invested Amount minus the portion, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third-party costs, including, without limitation, attorney's fees incurred by or on behalf of such Partner in implementing this Section 5.2(a) in the event the Investment Limited
Partner requires such a repurchase plus interest thereon at the AFR commencing on the fifth (5th) day after delivery of the notice referred to in the next sentence. If the Investment Limited Partner elects to require a repurchase of its Interest and the payment to it of an amount equal to its Repurchase Amount, it shall send notice thereof to the Partnership within sixty (60) days after the mailing date of the
General Partner's notice, or at any time after the occurrence of any of the foregoing if the General Partner shall not have sent a notice thereof, and the General Partner shall within thirty (30) days after the Partnership receives any such notice from a Partner requesting the purchase of its Interest repurchase the Interest of such Partner by paying to such Partner an amount equal to its Repurchase Amount. If, following receipt of the General Partner's notice, the Investment
Limited Partner fails to send notice to the General Partner by the end of such 30-day period requesting the General Partner to purchase its Interest, the Investment Limited Partner, as the case may be, shall be deemed to have waived its right to cause the General Partner to purchase its Interest as a result of the event described in the General Partner's notice. No such waiver, however, shall affect the right of the Investment Limited Partner to cause the General Partner to purchase its Interest upon the occurrence of any other event described in this
Section 5.2(a), or upon any subsequent occurrence of the event described in the General Partner's notice.  The Repurchase Events are as follows:
(i)	each of the buildings in the Apartment Complex shall not
have been placed in service by December 31, 2000; or
(ii)	by December 31, 2000, the Completion Date shall not have
occurred; or
(iii)	construction or operation of the Apartment Complex shall
have been enjoined by a final order (from which no further appeals are possible) of a court having jurisdiction and such injunction shall continue for a period of ninety (90) days; or
(iv)	State Designation shall not have occurred by January 1, 2000
(or any later date fixed by the General Partner with the Consent of the Investment Limited Partner) and by said date the General Partner shall not have made any payment as described in the next to last sentence of Section 5.1(e) or, if the Investment Limited Partner shall have elected to have all or a portion of any payment under Section 5.1(e)
applied toward future Installment obligations of the Investment
Limited Partner, amendments to this Agreement shall not have been adopted and filed in the Filing Office, reflecting such event; or
(v)	if by the date which is twelve (12) months following the
Completion Date, Rental Achievement shall not have been achieved;
or
(vi)	the Partnership shall fail to meet the Minimum Set-Aside
Test or the Rent Restriction Test by the close of the first year of the Credit Period and/or fails to continue to meet either of such tests at any time during the sixty (60)-month period commencing on such date; or
(vii)	(A) foreclosure proceedings shall have commenced under
any Mortgage and such proceedings shall not have been dismissed within thirty (30) days, (B) any of the commitments of a Lender to provide a Mortgage Loan and/or any subsidy financing shall be terminated or withdrawn and not reinstated or replaced within sixty
(60) days with terms at least as favorable to the Partnership or terms for which the Consent of the Investment Limited Partner and any
Requisite Approvals shall have been obtained, or (C) the Bond
Lender, acting in good faith and in accordance with the provisions of the Bond Loan Documents, shall have irrevocably refused to make any further advances under the Bond Loan Documents and such
decision shall not have been reversed or the Bond Lender replaced within thirty (30) days; or
(viii)	at any time the General Partner fails to advance Subordinated
Loans and such failure continues for ten (10) days; or
(ix)	any action is commenced to foreclose any mechanics, or any
other lien (other than the lien of a Mortgage) against the Apartment
Complex and such action has not within thirty (30) days been either bonded against in such a manner as to preclude the holder of such lien from having any recourse to the Apartment Complex or to the
Partnership for payment of any debt secured thereby, or affirmatively insured against by the title insurance policy or an endorsement thereto issued to the Partnership by a reputable title insurance company
(which insurance company will not have indemnity from or recourse against Partnership assets by reason of any loss it may suffer by reason of such insurance) in an amount satisfactory to the Investment Limited Partner; or
(x)	a casualty occurs resulting in substantial destruction of all or a portion of the Apartment Complex, and the insurance proceeds (if any) are insufficient to restore the Apartment Complex or the
Apartment Complex is not so restored within twenty-four (24) months following such casualty.
(b)	Lender/Agency Disapproval.  If any Agency or Lender shall
disapprove, or fail to give any required approval of, the Investment
Limited Partner and/or the Special Limited Partner as a Limited
Partner hereunder within one hundred eighty (180) days of the
Admission Date, then the  Partner being disapproved or not approved shall, effective as of such time or such later time as may be elected by the Partner being disapproved or not approved as may be specified by such Agency or Lender in its disapproval, at the option of the Partner being disapproved or not approved (if not directed by such Agency or
Lender to withdraw), cease to be a Limited Partner.  The General
Partner shall, within ten (10) days of the effective date of such cessation, pay to the  Partner being disapproved or not approved an amount equal to its Invested Amount minus the amount, if any, of such Partner's Capital Contribution which shall not yet have been paid
(or deemed to have been paid) to the Partnership plus the amount of any third party costs, including, but not limited to attorney's fees, incurred by or on behalf of such Partner in implementing this Section 5.2(b).
(c)	Substitution and Indemnification.  Upon the receipt by the
Investment Limited Partner and/or the Special Limited Partner of the
amount due to it pursuant to either Section 5.2(a) or Section 5.2(b), the Interest of such Partner shall terminate, and the General Partner shall indemnify and hold harmless such Partner from and against any
Adverse Consequences to which such Partner (as a result of its participation hereunder) may be subject, provided that such Adverse Consequences do not result from such Partner's acts or omissions.
(d)	Waiver of Repurchase Right.  Each of the Investment
Limited Partner and the Special Limited Partner shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect. Such a waiver shall be exercised by delivery to the General Partner of a written notice stating that the rights being waived pursuant to any specified clause or clauses of Section 5.2(a), or any specified portion thereof, are thereby waived for a specified period of time.
(e)	Additional General Partner.  If the General Partner shall fail to make on the due date therefor any payment required under Section
5.2(a) or Section 5.2(b), time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, receiving from the existing General Partner, in consideration of the payment of ten dollars
($10.00), a one one-hundredth of one per cent (0.01%) interest in the Profits, Losses, Tax Credits and distributions of the Partnership, with the Special Limited Partner retaining its status as such and its economic interest in the Partnership as the Special Limited Partner (or
its designee as an additional General Partner). If the Special Limited Partner exercises the option described in this Section 5.2(e), each of the other General Partner hereby agrees that all of its rights and powers hereunder as a General Partner shall automatically be irrevocably delegated to the Special Limited Partner pursuant to
Section 6.13  without the necessity of any further action by any
Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited
Partner may deem necessary or appropriate in order to effectuate the provisions of this Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General
Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner on an after-tax basis from and against any and all Adverse Consequences sustained by such additional General Partner in connection with its status as a General Partner (other than Adverse Consequences arising solely from the gross negligence or willful misconduct of such additional General Partner).
                     ARTICLE VI
       Rights, Powers and Duties of General Partner
6.1	Authorized Acts
Subject to the provisions of Section 6.2, Section 6.3, Section 6.15 and all other provisions of this Agreement, the General Partner for, in the name and on behalf of the Partnership, is hereby authorized, in furtherance of the purposes of the Partnership:
(i)	to acquire by purchase, lease, exchange or otherwise any real or personal property;
(ii)	to construct, rehabilitate, operate, maintain, finance and
improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;
(iii)	to borrow money and issue evidences of indebtedness and to
secure the same by mortgage, pledge or other lien on the Apartment
Complex or any other assets of the Partnership;
(iv)	to execute the Mortgage Loan Documents and the other
Project Documents and all such other documents as the General
Partner deems to be necessary or appropriate in connection with the acquisition, development, construction and financing of the
Apartment Complex;
(v)	subject to Section 3.2, to prepay in whole or in part,
refinance or modify any Mortgage Loan or other financing affecting the Apartment Complex;
(vi)	to employ the Management Agent (which may be an Affiliate
of the General Partner) and, subject to the provisions of Article XI, to pay reasonable compensation for its services;
(vii)	to employ its Affiliates to perform services for, or sell goods to, the Partnership provided that (except with respect to any contract specifically authorized by this Agreement) the terms of any such transaction with an Affiliate shall not be less favorable to the
Partnership than would be arrived at by unaffiliated parties dealing at arms' length;
(viii)	to execute contracts with any Agency, the State or any
subdivision or agency thereof or any other Governmental Authority to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;
(ix)	to execute leases of some or all of the apartment units of the
Apartment Complex to individuals and/or to a public housing
authority and/or to a non-profit corporation, cooperative or other non-profit Entity;
(x)	to employ or engage such engineers, architects, technicians, accountants, attorneys and other Persons, as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; and
(xi)	to enter into any kind of activity and to perform and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and document which may be required under the laws of the State.
6.2	Restrictions on Authority
(a)	Notwithstanding any other Section of this Agreement, the
General Partner shall have no authority to perform any act in violation of the Act, any other applicable law, Agency or other government regulations, the requirements of any Lender, or the Project
Documents.  In the event of any conflict between the terms of this
Agreement and any applicable Regulations or requirements of any
Lender, the terms of such Regulations or the requirements of such
Lender, as the case may be, shall govern.  Subject to the provisions of
Section 6.2(b), the General Partner, acting in its capacity as General Partner, shall not have the authority, without the Consent of the
Special Limited Partner:
(i)	to have unsecured borrowings in excess of twenty thousand
dollars ($20,000.00) in the aggregate at any one time outstanding, except borrowings constituting Subordinated Loans or Credit
Recovery Loans;
(ii)	to borrow from the Partnership or commingle Partnership
funds with the funds of any other Person;
(iii)	following the Completion Date, to construct any new or
replacement capital improvements on the Apartment Complex which substantially alter the character or use of the Apartment Complex or which cost in excess of twenty thousand dollars ($20,000.00) in a single Fiscal Year, except (x) replacements and remodeling in the ordinary course of business or under emergency conditions or (y) construction paid for from insurance proceeds;
(iv)	to acquire any real property in addition to the Apartment
Complex;
(v)	except as otherwise provided in Article III, to increase,
decrease or modify the terms of or refinance any Mortgage Loan, such
Consent of the Special Limited Partner not to be unreasonably withheld;
(vi)	to rent apartments in the Apartment Complex such that the
Apartment Complex would not meet the requirements of the
Minimum Set-Aside Test or the Rent Restriction Test;
(vii)	to sell, exchange or otherwise convey or transfer the
Apartment Complex or substantially all the assets of the Partnership;
(viii)	to terminate any Material Agreement;
(ix)	to cause the Partnership to commence a proceeding seeking
any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any other substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;
(x)	to execute contracts with any Agency, the State or any
subdivision or agency thereof or any other Governmental Authority to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;
(xi)	to amend in any material respect any construction or
rehabilitation contract;
(xii)	to pledge or assign any of the Capital Contributions of the
Investment Limited Partner or the proceeds thereof (except to the extent required by the terms of the Bond Loan Documents and the
Letter of Credit Documents and agreed to in writing by the Special
Limited Partner);
(xiii)	to amend any Project Document, or to permit any party
thereunder to waive any provision thereof, to the extent that the effect of such amendment or waiver would be to materially eliminate, diminish or defer any obligation or undertaking of the Partnership, the General Partner or its Affiliates which accrues, directly or indirectly, to the benefit of, or provides additional security or protection to, the Investment Limited Partner (notwithstanding that the Investment
Limited Partner is neither a party to nor express beneficiary of such provision or was not a partner when such provision became effective);
(xiv)	to approve any changes to the plans and specifications for the
Apartment Complex which would result, either individually or in the aggregate, in an overall development cost increase or decrease in excess of $25,000;
(xv)	to permit the merger, termination or dissolution of the
Partnership; or
(xvi)	to do any act required to be approved or ratified by all
limited partners under the Act.
(b)	In the event that any General Partner violates any provision of Section 6.2(a),  the Special Limited Partner in its sole discretion and without prejudice to its rights under Sections 405(b) and 7.6(a), may cause itself or its designee to be admitted as an additional
General Partner without any further action by any other Partner.
Upon any such admission of an additional General Partner, each existing General Partner shall be deemed to have assigned
proportionally to the additional General Partner, automatically and without further action, such portion of its General Partnership Interest so that the additional General Partner shall receive not less than a one one-hundredth of one percent (0.01%) interest in the Profits, Losses,
Tax Credits and distributions of the Partnership in consideration of one dollar ($1.00) and any other consideration which may be agreed upon.  An additional General Partner so admitted shall automatically become the Managing General Partner and shall be irrevocably delegated all of the power and authority of all of the General Partner pursuant to Section 6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the prior General Partner once again as the only General Partner, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend this Agreement and to do anything else which, in view of the Special
Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General
Partner admitted pursuant to this Section 6.2(b) to manage the business of the Partnership.  The admission of an additional General
Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner on an after-tax basis shall fully indemnify and hold harmless the additional General Partner from and against any and all Adverse Consequences sustained by the additional General Partner in connection with its status as a General Partner (other than Adverse Consequences arising solely from the gross negligence or wilful misconduct of such additional General Partner).
(c)	Neither the Investment General Partner nor any Affiliate
thereof shall be given an exclusive right to sell, or exclusive employment to sell, the Apartment Complex.
6.3	Personal Services; Other Business Ventures
No General Partner or Affiliate thereof shall receive any salary or other direct or indirect compensation for any services or goods provided in connection with the Partnership or the Apartment
Complex, except as may be specifically provided in Section 6.12,
Section 6.15 and Article XI or as to which the Consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the provision of such goods. Any Partner may engage independently or with others in other business ventures of every nature and description, including the ownership, operation, management, syndication and development of real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.
6.4	Business Management and Control
(a)	Subject to the provisions of this Agreement, the General
Partner shall have the exclusive right to control the business of the Partnership. If at any time there is more than one General Partner, the powers and duties of the General Partners hereunder shall be exercised in the first instance by a Managing General Partner who, subject to the terms and provisions of this Agreement, shall manage the business and affairs of the Partnership.  The Managing General
Partner may bind the Partnership by executing and delivering, in the name and on behalf of the Partnership, any documents which this
Agreement authorizes the General Partners to execute hereunder without the requirement that any other General Partner execute such documents. The initial Managing General Partner shall be CPLLC; if it is unwilling or unable to serve in such capacity or shall cease to be a General Partner, the remaining General Partners may from time to time designate a new Managing General Partner. If for any reason no designation is in effect, the powers of the Managing General Partner shall be exercised by a majority in interest of the General Partners.
Any action required or permitted to be taken by a corporate General
Partner hereunder may be taken by such of its proper officers or agents as it shall validly designate for such purpose.
(b)	The Managing General Partner shall have control over the
business of the Partnership and shall have all rights, powers and authority conferred by law as necessary, advisable or consistent in connection therewith. Without limiting the generality of the foregoing, the Managing General Partner shall have the right, power and authority to execute any documents relating to the acquisition, financing, construction, operation and sale of all or any portion of the Apartment Complex with the prior approval of the other General
Partners, if any.  The Managing General Partner shall be responsible for administering any construction loan draw requests for the development of the Apartment Complex.
(c)	Neither the Investment Limited Partner nor the Special
Limited Partner shall have any right to take part in the management or control of the business of the Partnership or to transact any business in the name of the Partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partner or the Consent
of the Special Limited Partner a condition for the effectiveness of an action taken by the General Partner is intended, and no such provisions shall be construed, to give the Investment Limited Partner or the Special Limited Partner, as the case may be, any participation in the control of the Partnership business.  Each of the Special
Limited Partner and the Investment Limited Partner hereby consents to the exercise by the General Partner of the powers conferred on it by law and this Agreement, and the General Partner agrees to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in no event may the provisions of this Section 6.4 be invoked by any
General Partner or by any other Person as a defense against or as an impediment to the ability of either the Investment Limited Partner or the Special Limited Partner to take any action hereunder.
6.5	Duties and Obligations
(a)	The General Partner shall manage the affairs of the
Partnership to the best of its ability, shall use its best efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of its duties and the business of the Partnership.  The General Partner shall promptly take all action which may be necessary or appropriate for the proper development, construction, maintenance and operation of the Apartment Complex in accordance with the provisions of this
Agreement, the Project Documents and any applicable laws and
Regulations.  The General Partner is responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.
(b)	Subject to the provisions of Section 6.5(g), the General
Partner shall use its diligent good faith efforts to cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Regulations, (ii) the
Minimum Set-Aside Test, (iii) the Rent Restriction Test and (iv) the Projected Rents, and, if necessary, the General Partner also shall use its best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.
(c)	The General Partner shall cause the Partnership to obtain and keep in force, during the term of the Partnership, insurance policies in accordance with the Insurance Requirements set forth on Exhibit C hereto.  Throughout the term of the Partnership, the General Partner shall provide copies of all such policies (or binders) to the Investment Limited Partner within thirty (30) days after their receipt thereof. The General Partner shall cause the applicable insurer to name the
Investment Limited Partner as an "additional insured" on each
Partnership insurance policy. Each Partnership insurance policy shall include a provision requiring the insurance company to notify the
Investment Limited Partner in writing no less than thirty (30) days prior to any cancellation, non-renewal or material change in the terms and conditions of coverage.  The General Partner shall review regularly all of the Partnership and Apartment Complex insurance coverage to insure that it is adequate and continuing.  In particular, the General Partner shall review at least annually the insurance coverage required by this Section 6.5(c) to insure that it is in an amount at least equal to the then current full replacement value of the Apartment Complex.
Without limitation of the foregoing, the General Partner shall deliver to the Investment Limited Partner on or before the Admission Date one or more certificates or memoranda of insurance, in form
reasonably acceptable to the Investment Limited Partner, evidencing,
(i) the existence of the insurance policies and coverages specified on Exhibit C, (ii) that the Partnership and its Partners (including the Investment Limited Partner) are named insured on such policies, and
(iii) that such insurance policies will not be cancelled by the insurers except within thirty (30) days' written notice to the Investment
Limited Partner.  From time to time following the Admission Date, the General Partner shall deliver to the Investment Limited Partner such further certificates or memoranda of insurance as the Investment Limited Partner may reasonably require to confirm that such insurance and notice provisions with respect to insurance under this Agreement have been complied with.
(d)	If at any time there is more than one General Partner, the
obligations of the General Partners hereunder shall be the joint and several obligations of each General Partner.  Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.
(e)	The General Partner shall establish and maintain reasonable
reserves (the "Replacement Reserve") to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership.  At a minimum, beginning on January 1, 1999, the
General Partner shall cause the Partnership to deposit $16.67 per month for each unit leased during such year from Cash Flow into the Replacement Reserve; beginning on January 1, 2001, the General
Partner shall cause the Partnership to annually deposit $38,400 ($200 per unit per annum) from Cash Flow into the Replacement Reserve; to the extent that Cash Flow (as determined before deduction of such reserve deposit) for any Fiscal Year shall be insufficient to make such deposit in full, the General Partner shall fund such shortfall from its own funds as a Subordinated Loan.
(f)	Each General Partner shall be bound by the provisions of the
Project Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this
Agreement (and assume the obligations of a General Partner
hereunder) and by the Project Documents to the same extent and under the same terms as each of the other General Partners.
(g)	The General Partner shall take all actions appropriate to
ensure that the Investment Limited Partner receives the full amount of the Projected Credit, including, without limitation, the rental of apartments to appropriate tenants and the filing of annual certifications as may be required. In this regard, the General Partner shall, inter alia, cause (i) the Partnership to satisfy the Minimum Set-Aside Test, the Rent Restriction Test and all other requirements imposed from time to time under the Code with respect to rental levels and occupancy by qualified tenants by the close of the first year of the Credit Period and throughout the Compliance Period so as to permit the Partnership to be entitled to the maximum available Tax
Credit (ii) the Partnership to comply with all State Tax Credit monitoring procedures, (iii) all dwelling units in the Apartment
Complex to be leased for initial periods of not less than six months to individuals satisfying the Rent Restriction Test, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v)
all rental units in the Apartment Complex to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees.
(h)	On or before the Admission Date, the General Partner shall
provide to the Special Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or (ii) completed FmHA Forms 1924-13 (estimate and certificate of actual cost) and 1930-7 (statement of budget, income and expense) or
HUD project cost and budget analysis on Form 2264, or any successor
FmHA or HUD form, any comparable form of a state or other
Governmental Authority, including any applicable Credit Agency, setting forth estimates with respect to construction, rehabilitation and mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.
(i)	The General Partner shall (i) not store or dispose of (except in compliance with all laws, ordinances, and regulations pertaining thereto) any Hazardous Material at the Apartment Complex, or at or
on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person
for whose conduct any General Partner is or was responsible; (ii)
neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investment Limited Partner with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person
for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any federal, state, or other Governmental Authority; and (z) upon any General
Partner's obtaining knowledge of any incurrence of any expense or loss by any such government authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.
(j)	The General Partner shall promptly request in writing of any
Lender that such Lender cause the Special Limited Partner to be named as an "interested party" in the applicable Mortgage Loan
Documents, so that such Lender will notify the Special Limited
Partner of any default under the applicable Mortgage or the General
Partner shall itself notify the Special Limited Partner of any such default.
(k)	The General Partner shall provide the Special Limited
Partner with a true and accurate copy of each Bond Loan requisition and any supporting documents and information which has been
submitted for approval by the Bond Lender or the Bank (whether submitted before or after the Admission Date).
(l)	The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control.  The General
Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the
Partnership.  No General Partner shall contract away the fiduciary duty owed at common law to the Limited Partners.
6.6	Representations and Warranties
The General Partner represents and warrants to the Investment
Limited Partner and the Special Limited Partner as follows:
(a)	The Partnership is a duly organized limited partnership
validly existing and in good standing under the laws of the State and has complied with all filing requirements necessary for its existence and to preserve the limited liability of the Investment Limited Partner and the Special Limited Partner.
(b)	No event or proceeding has occurred or is pending or, is to
the Best Knowledge of the General Partner, threatened which would
(i) materially adversely affect the Partnership or its properties, or (ii) materially adversely affect the ability of the General Partner or any of its Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against without recourse to Partnership assets in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following:  (x) legal actions or proceedings before any court, commission, administrative body or other Governmental Authority having jurisdiction over the zoning applicable to the Apartment
Complex; (y) labor disputes; and (z) acts of any Governmental
Authority.
(c)	No default (or event which, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any material provision of the Project Documents, and the Project Documents are in full force and effect.
(d)	Except as specifically permitted under Section 3.1, no
Partner or Related Person bears (or will bear) the Economic Risk of
Loss with respect to any Mortgage Loan.  No General Partner has, either on its own behalf or on behalf of the Partnership, incurred any financial obligation with respect to the Partnership prior to the
Admission Date, other than as disclosed in writing to the Special
Limited Partner prior to the Admission Date.
(e)	The Apartment Complex will be, is being or has been
constructed in a timely manner in substantial conformity with the
Project Documents.  To the Best Knowledge of the General Partner,
there is no violation by the Partnership or the General Partner of any zoning, environmental or similar regulation applicable to the
Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied and will comply with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the Plans and Specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the initial occupancy of such unit, except for Acts of God or acts beyond the control of the General Partner.
(f)	The Partnership owns good and marketable fee simple title to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (i) are both permitted by the
Project Documents and are noted or excepted in the Title Policy, (ii)
do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or, other than the permitted Mortgages, have a material adverse effect on the value of the
Apartment Complex, or (iii) have been bonded or insured against in such a manner as to preclude the holder of such lien or such surety or insurer from having any recourse to the Apartment Complex or the
Partnership for payment of any debt secured thereby, which bond(s) or insurance have been approved by the Lenders.
(g)	The execution and delivery of all instruments and the
performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each
Affiliate of a General Partner which is a corporation or limited liability company have been or will be duly authorized by all necessary corporate or other actions, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.
(h)	Any General Partner (or partner or member of a General
Partner) which is a corporation or limited liability company (a "Corporation/LLC") has been duly organized, is validly existing and in good standing under the laws of its state of organization and has all requisite corporate and other power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents.  Neither the execution and delivery by any Corporation/LLC of this Agreement nor the performance of any of the actions of any Corporation/LLC contemplated hereby has constituted or will constitute a violation of (a) the articles of incorporation, operating agreement, by-laws and any other organizational documents of such Corporation/LLC, (b) any
agreement by which such Corporation/LLC is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.
(i)	No Event of Bankruptcy has occurred with respect to the
Partnership, any General Partner or the Developer.
(j)	All accounts of the Partnership required to be maintained
under the terms of the Project Documents,  including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by any Agency or Lender.
(k)	The aggregate net worth of the General Partner and the
Guarantor is not less than $1,000,000.
(l)	All anticipated payments and expenses required to be made
or incurred in order to complete the construction of the Apartment
Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the Completion Date, to satisfy all requirements under the Project Documents and to pay the
Development Fee and all other fees, have been or will be paid or provided for utilizing only (i) the funds available from the Bond Loan,
(ii) the Capital Contributions of the Investment Limited Partner, (iii)
the Capital Contributions of the General Partner in the amounts set forth on Schedule A as of the Admission Date, (iv) the available net rental income, if any, earned by the Partnership prior to the
Completion Date (to the extent that it is permitted to be used for such purposes by any Agency or Lender), (v) any Cash Flow generated subsequent to the Completion Date (to the extent provided in Section 10.2(a)), (vi) any insurance proceeds and (vii) any funds furnished by the General Partner pursuant to Sections 6.5(e) and 6.11(a).
(m)	The aggregate amount of Tax Credit which is expected to be
allocated by the Partnership to the Investment Limited Partner is
$58,868 for 1999, $359,937 for 2000, $376,794 per annum for each of the Fiscal Years 2001 through 2008 (inclusive), $317,926 for 2009 and  $16,857 for 2010; provided, however, that the Projected Credit for 2009 shall be reduced by the amount, if any, by which the Actual
Credit for 1999 exceeds $58,868 and provided further that the
Projected Credit for 2010 shall be reduced by the amount, if any, by which the Actual Credit for 2000 exceeds $359,937, provided, however, that the General Partner shall have no liability to the
Investment Limited Partner or the Special Limited Partner for any
breach of the representation contained in this paragraph (m) if (but only to the extent that) the adjuster provisions set forth in Sections 5.1(e), (f) and (g) have become operative and all required payments or adjustments have been made thereunder in accordance with the terms thereof.
(n)	The Apartment Complex will be, is being or has been
constructed and operated in a manner which satisfies Section 42 of the
Code and shall continue to satisfy all existing and anticipated restrictions applicable to projects generating Tax Credits.
(o)	The General Partner has provided the Investment Limited
Partner with a complete copy of "Phase I" hazardous waste site assessment report for the Apartment Complex.  No General Partner,
Affiliate of a General Partner or Person for whose conduct any
General Partner is or was responsible has ever:  (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transport or disposition was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous
Material (except if such transport was and is at all times in compliance with all laws, ordinances and regulations pertaining thereto); (iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any federal, state or other Governmental Authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, by any Affiliate of a General
Partner, or by any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the
Apartment Complex; or (y) the incurrence of any expense or loss by any such Governmental Authority or by any other Person in
connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the
Apartment Complex or any such Site or Vessel.
(p)	To the Best Knowledge of the General Partner, no Hazardous
Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto.
(q)	The General Partner has fulfilled and will continue to fulfill all of its duties and obligations under Section 6.5.
(r)	Certifications have been obtained or will be obtained in a
timely fashion from the Credit Agency and the Housing Authority, to the extent required in accordance with Code Sections 42(m)(1)(D) and 42(m)(2)(D), which confirm their determinations that (i) the
Apartment Complex satisfies the requirements for allocation of Tax
Credits under the qualified allocation plan applicable to the area in which the Apartment Complex is located, and (ii) the Tax Credits to be claimed with respect to the Apartment Complex do not exceed the amount necessary for the financial feasibility of the Apartment
Complex and its viability as a qualified low-income housing project throughout the Compliance Period.
(s)	At least 50% of the aggregate basis of the Apartment
Complex has been or will be financed by the proceeds of bonds (i) the interest from which is exempt from federal income taxation under
Section 103 of the Code, (ii) which are taken into account under
Section 146 of the Code and (iii) which will be redeemed within a reasonable period using principal payments on the bond loan.
6.7 	Liability on Mortgages
Neither any General Partner nor any Related Person shall at any time bear the Economic Risk of Loss for the payment of any portion of any Mortgage Loan, and the General Partner shall not permit any other
Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage Loan, except as may be expressly permitted pursuant to the provisions of Article III or with the Consent of the Special Limited Partner.
6.8	Indemnification of the General Partner
(a)	Except as provided by Article V, no General Partner or any
Affiliate thereof shall have liability to the Partnership or to any
Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute gross negligence or willful misconduct of such General Partner or Affiliate thereof.
(b)	A General Partner or any Affiliate thereof shall be
indemnified by the Partnership from and against any Adverse
Consequences sustained in connection with the business and
operations of the Partnership, provided that all of the following conditions are met:  (i) such General Partner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such Adverse Consequences were not the result of gross negligence or willful misconduct on the part of such General Partner or Affiliate thereof; and (iii) such
indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership, and not from the Limited Partners.
(c)	Notwithstanding the above, no Partner or any Affiliate
thereof performing services for the Partnership or any broker-dealer shall be indemnified for any Adverse Consequences arising from or out of an alleged violation of federal or state securities laws unless there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division and any other applicable state securities administrator with respect to the issue of indemnification for securities law violations.
(d)	The Partnership shall not incur the cost of the portion of any insurance, other than public liability insurance or course of construction insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.
(e)	The Partnership may indemnify Affiliates of a General
Partner under this Section 6.8 only if the loss involves an activity in which such Affiliates acted in the capacity of a General Partner.
(f)	For purposes of this Section 6.8 only, the term "Affiliate"
shall mean (i) any Person performing services on behalf of the
Partnership who (x) directly or indirectly controls, is controlled by or is under common control with a General Partner; (y) owns or controls ten percent (10%) or more of the outstanding voting securities of a
General Partner or (z) is an officer, director, partner, member, manager or trustee of a General Partner; and (ii) any Person for whom the General Partner acts as an officer, director, partner or trustee. For purposes of this Section 6.8 only, the term "controls" and any form of such term shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
6.9	Indemnification of the Partnership and the Limited Partners
(a)	The General Partner will indemnify and hold the Partnership
and the Limited Partners harmless from and against any and all
Adverse Consequences which the Partnership or any Limited Partner may incur by reason of (i) the past, present or future actions or omissions of the General Partner or any of its Affiliates constituting gross negligence or willful misconduct, or (ii) any liabilities to which either the Partnership or the Apartment Complex is subject other than
(x) any Mortgage or (y) necessary contractual obligations incurred pursuant to the requirements of any Agency or Lender in connection with the operation of the Apartment Complex in the ordinary course of business.
(b)	Notwithstanding the foregoing, no General Partner shall be
liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify such General
Partner under Section 6.8, except as provided by Article V.
(c)	The General Partner shall indemnify, defend, and hold the
Limited Partners harmless on an after-tax basis from and against any
Adverse Consequences related to or arising out of the presence of any Hazardous Material at the Apartment Complex (other than any
Adverse Consequences resulting from the acts or omissions of the
Limited Partners).  Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited Partners with counsel of the Limited Partners' selection, but at the expense of the General Partner. Notwithstanding anything else set forth herein, this indemnification shall survive the withdrawal of any General Partner and/or the termination of this
Agreement.
6.10	Operating Deficits
Subject to any Requisite Approvals, the General Partner shall be obligated during the period from Rental Achievement until the later of the third (3rd) anniversary of Rental Achievement or the closing of the New Permanent Loan (the "Subordinated Loan Period") to
promptly advance funds to eliminate any Operating Deficit.  In the event that the General Partner shall fail to make any such advance as aforesaid, (a) the Partnership shall utilize amounts (the "Applied
Amounts") otherwise payable to the General Partner or its Affiliates under Section 6.12 and/or Article X to meet the obligations of the
General Partner pursuant to this Section 6.10, with such utilization of Applied Amounts constituting payment and satisfaction of the corresponding amounts payable to the General Partner or its Affiliates under Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and with the obligation of the Partnership to make such payments to the General Partner or its Affiliates pursuant to Section 6.12 and/or Article X being deemed to have been satisfied to the extent thereof and (b) the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause it or one or more of its designees to be admitted to the Partnership as additional General Partner(s). An additional General Partner so admitted shall automatically, without the need for any further action by any Partner, become the Managing General Partner and shall be delegated all of the powers and authority of all of the General Partners pursuant to
Section 6.13, and each Partner hereby grants to any such additional
General Partner a power of attorney, coupled with an interest and irrevocable to the extent permitted by law, to execute and deliver any and all instruments and documents which it believes to be necessary or appropriate in order to accomplish the purposes of this Section 6.10 and to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General
Partner shall indemnify and hold harmless the additional General
Partner from and against any and all Adverse Consequences sustained in connection with the additional General Partner's status as a General Partner (other than Adverse Consequences arising solely out of the negligence or misconduct of such additional General Partner). For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60)- day current basis. Moreover, the General Partner may in its sole discretion at any time advance funds to the Partnership to pay operating expenses and/or debt service of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test.
All advances pursuant to Section 6.5(e) and this Section 6.10
(including any Applied Amounts), shall constitute non-interest-
bearing Subordinated Loans. Subordinated Loans shall be repaid in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to any applicable
Regulations.
6.11	Obligation to Complete the Construction of the Apartment
Complex
(a)	The Developer and the General Partner shall be obligated to
complete the construction of the Apartment Complex and achieve
Rental Achievement in the manner set forth in this Agreement and the Development Agreement.
(b)	The completion of the Apartment Complex shall be secured
by the Guaranty.
6.12	Certain Payments to the General Partner and Others
(a)	As reimbursement for certain advances and as compensation
for the Developer's services in connection with the development and construction of the Apartment Complex, the Partnership shall pay to the Developer a development fee (the "Development Fee") in the amount and at the times set forth in the Development Agreement.  If the Development Fee has not been fully paid by the tenth (10th)
anniversary of the Completion Date, the General Partner shall make a
Capital Contribution to the Partnership in an amount sufficient to enable the Partnership to pay any unpaid portion of the Development
Fee.
(b)	The Partnership shall pay to the Special Limited Partner or
an Affiliate thereof a fee (the "Asset Management Fee") commencing in 2000 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partner and assisting with the preparation  of tax returns and the reports required by Section 12.7 in the annual amount of $8,000.  The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in
Section 10.2(a); provided however, that if in any Fiscal Year, Cash
Flow is insufficient to pay the full amount of the Asset Management
Fee, the General Partner shall advance the amount of such deficiency to the Partnership as a Subordinated Loan. If for any reason the Asset Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X.
(c)	In consideration of the services of the General Partner in
managing the day-to-day business and affairs of the Partnership, the Partnership shall pay to the General Partner an annual fee (the
"Partnership Management Fee") commencing in 2000 in the amount of $32,000, payable from Cash Flow in the manner set forth in Section 10.2(a). If for any reason the Partnership Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X.
6.13	Delegation of General Partner Authority
(a)	If there shall be more than one General Partner serving
hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners.
(b)	Each contract, deed, mortgage, lease and other instrument
executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Partnership was in existence, (ii) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and
(iii) the execution and delivery of such instrument was duly authorized by the General Partners. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:
(1)	as to who are the General Partners or Limited Partners
hereunder;
(2)	as to the existence or nonexistence of any fact which
constitutes a condition precedent to acts by the General Partners or in any other manner germane to the  affairs of the Partnership;
(3)	as to who is authorized to execute and deliver any instrument or document of the Partnership;
(4)	as to the authenticity of any copy of this Agreement and any amendments thereto; or
(5)	as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.
6.14	Assignment to Partnership
The Developer and the General Partner hereby transfer and assign to the Partnership all of their right, title and interest in and to the Apartment Complex and in and to all of the Project Documents,
including, but not limited to, the following: (i) all contracts with architects, supervising architects, engineers and contractors with respect to the development of the Apartment Complex; (ii) all plans, specifications and working drawings heretofore prepared or obtained in connection with the Apartment Complex; (iii) all governmental commitments and approvals obtained, and applications therefore, including, but not limited to those relating to planning, zoning, building permits and Tax Credits; (iv) any and all commitments with respect to any Mortgage(s); and (v) any and all contracts or rights with respect to any agreements with any Agency or Lender.
6.15	Contracts with Affiliates
(a)	The General Partner or any Affiliate thereof may act as
Management Agent upon the terms and conditions set forth in Article
XI.
(b)	The General Partner or any Affiliates thereof shall have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, if (i) compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (ii) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (iii) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, and (iv) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services.  Any contract covering such transactions shall be in writing and shall be terminable without penalty on sixty (60) days written notice. Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to all Limited Partners in the reports required under
Article XII. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section
6.15(b).
6.16	Tax Matters Partner
(a)	The General Partner hereby is designated as Tax Matters
Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership as provided in treasury regulations pursuant to Section 6231 of the Code.  Each
Partner, by the execution of this Agreement, consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
(b)	The Tax Matters Partner hereby is authorized, but not
required:
(i)	to enter into any settlement agreement with the Service with respect to any tax audit or judicial review, in which agreement the
Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the
Code and treasury regulations thereunder) files a statement with the
Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such
Partner;
(ii)	in the event that a notice of final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "Final Adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United
States Claims Court;
(iii)	to intervene in any action brought by any other Partner for
judicial review of a Final Adjustment;
(iv)	to file a request for an administrative adjustment with the
Service at any time and, if any part of such request is not allowed by the Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
(v)	to enter into an agreement with the Service to extend the
period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item effected by such item; and
(vi)	to take any other action on behalf of the Partners or the
Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or Regulations.
(c)	The Partnership shall indemnify and reimburse the Tax
Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners.  The payment of all such expenses shall be made before any distributions are made from Cash Flow or any
discretionary reserves are set aside by the General Partner.  The
General Partner shall have the obligation to provide Partnership funds for such purpose, but only to the extent of available Partnership resources.  The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in
Section 6.8 of this Agreement shall be fully applicable to the Tax
Matters Partner in its capacity as such.
                    ARTICLE VII
   Withdrawal of a General Partner; New General Partners
7.1	Voluntary Withdrawal
No General Partner shall have the right to Withdraw voluntarily from the Partnership or to sell, assign or encumber its Interest without the Consent of the Investment Limited Partner and each of the other
General Partners (if any) and, if required, any Requisite Approvals.
7.2	Reconstitution
In the event of the Withdrawal of a General Partner, the Partnership
shall not be dissolved or required to be wound up if (i) at the time of such Withdrawal there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after such Withdrawal all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such Withdrawal, of one or more additional General
Partners.    Within ten (10) days after the occurrence of such
Withdrawal, the remaining General Partners, if any, shall notify the Investment Limited Partner thereof:
(i)	The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in Section 2.4;
(ii)	If the successor General Partner is not a former General
Partner, then the provisions of Section 7.4(d) shall apply; and
(iii)	All necessary steps shall be taken to cancel this Agreement
and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner shall be obligated to take such steps.
7.3	Successor General Partner
(a)	Upon the occurrence of any Withdrawal, the remaining
General Partners may designate a Person to become a successor
General Partner to the Withdrawing General Partner. Any Person so designated, subject to any Requisite Approvals, the Consent of the Investment Limited Partner and, if required by the Act or any other applicable law, the consent of any other Partner so required, shall become a successor General Partner upon his written agreement to be bound by the Project Documents and by the provisions of this
Agreement.
(b)	If any Withdrawal shall occur at a time when there is no
remaining General Partner and the Partners do not unanimously elect to continue the business of the Partnership in accordance with the provisions of clause (ii) of Section 7.2(a) above, then the Investment Limited Partner shall have the right, subject to any Requisite
Approvals, to designate a Person to become a successor General
Partner upon his written agreement to be bound by the Project
Documents and by the provisions of this Agreement.
(c)	If the Investment Limited Partner elects to reconstitute the
Partnership and admit a successor General Partner pursuant to this
Section 7.3, the relationship of the Partners in the reconstituted Partnership shall be governed by this Agreement.
7.4	Interest of Predecessor General Partner
(a)	No assignee or transferee of all or any part of the Interest as a
General Partner of a General Partner shall have any automatic right to become a General Partner. Until the acquisition of the Interest of a Withdrawing General Partner pursuant to Section 7.4(d) or 7.6, such
Interest shall be deemed to be that of an assignee and the holder thereof shall be entitled only to such rights as an assignee may have as such under the laws of the State.
(b)	Anything herein contained to the contrary notwithstanding,
any General Partner who Withdraws voluntarily in violation of
Section 7.1 shall remain liable for all of its obligations under this Agreement, for all its other obligations and liabilities hereunder incurred or accrued prior to the date of its Withdrawal and for any loss or damage which the Partnership or any of its Partners may incur as a result of such Withdrawal (except as provided in Section 6.8(a)).
(c)	The estate (which term, for purposes of this Section 7.4(c), shall include the heirs, distributees, estate, executors, administrators, guardian, committee, trustee or other personal representative) of a Withdrawn General Partner shall be liable for all his liabilities and obligations hereunder, except as provided in this Section 7.4(c). In the event of the death, insanity or incompetency of a General Partner, his estate shall remain liable for all of his obligations and liabilities hereunder incurred or accrued prior to the date of such event, and for any damages arising out of any breach of this Agreement by him, but his estate shall not have any obligation or liability on account of the business of the Partnership or the activities of the other General
Partners after his death, insanity or incompetency unless it becomes a General Partner pursuant to Section 7.3(a).
(d)	The Disposition of the General Partner Interest of a General
Partner who or which Withdraws voluntarily in compliance with this
Agreement shall be accomplished in such manner as shall be
acceptable to the remaining General Partners and shall be approved by Consent of the Investment Limited Partner. Except as provided in the preceding sentence, upon the Withdrawal of a General Partner (other than a General Partner who or which is removed as such pursuant to
Section 4.5), such Withdrawn General Partner shall be deemed to have automatically transferred to the remaining General Partners, in proportion to their respective General Partner Interests, or, if there shall be no remaining General Partner, then to the Partnership for the benefit of the remaining Partners, all or such portion of the General Partner Interest of such Withdrawn General Partner which, when aggregated with the existing General Partner Interests of all such remaining General Partners, will be sufficient to assure such remaining General Partners a 0.01% interest in all Profits, Losses, Tax Credits and distributions of the Partnership under Article X. No documentation shall be necessary to effectuate such transfer, which shall be automatic, and no consideration shall be payable therefor.
For the purposes of Article X, the effective date of the transfer pursuant to the provisions of this Section 7.4(d) of the General Partner Interest of a Withdrawn General Partner shall be deemed to be the date on which such Withdrawal occurs.  That portion of the General
Partner Interest (the "Remaining Interest") of the Withdrawing
General Partner which shall not have been transferred pursuant to this
Section 7.4(d) (except in respect of a removed General Partner), shall be retained by such Withdrawing General Partner (or pass to legal representatives thereof) who or which shall have the status of a special Limited Partner, but with the right to receive only that share of the Profits, Losses, Tax Credits and distributions of the Partnership to which the Withdrawing General Partner, as such, would have been entitled had he or it remained, reduced to the extent of the General
Partner Interest transferred hereunder, but such Withdrawing Partner
(or his or its legal representatives, as the case may be) shall not be considered to be a Special Limited Partner for the purpose of exercising any rights reserved to the Special Limited Partner under this Agreement or sharing the benefits allocated to the Special
Limited Partner under Article X hereof and shall not participate in the votes or consents of the Limited Partners hereunder; provided, however, that in the case of a General Partner who or which
Withdraws involuntarily without violation of this Agreement, the
Partnership shall have the option (but not the obligation), exercisable by notice to the holder of such Interest within six (6) months following the date of such Withdrawal, to acquire the Remaining
Interest of such Withdrawing General Partner (or the Special Limited
Partner Interest deriving therefrom) in accordance with the valuation and payment provisions of Section 7.6.
7.5	Amendment of Certificate; Approval of Certain Events
(a)	Upon the admission of a new General Partner pursuant to the
preceding provisions of this Article VII, Schedule A shall be amended to reflect such admission and an amendment to the Certificate, also reflecting such admission, shall be filed as required by the Act.
(b)	Each Partner hereby consents to and authorizes any
admission or substitution of a General Partner or any other
transaction, including, without limitation, the continuation of the Partnership business, which has been authorized under the provisions of this Agreement, and hereby ratifies and confirms each amendment of this Agreement necessary or appropriate to give effect to any such transaction.
7.6	Valuation and Sale of Interest of Former General Partner
(a)	Subject to the provisions of Section 7.4(d), if the business of the Partnership is continued after the Withdrawal of a General Partner, or if, following such event, the Partnership is reconstituted and continued, in each case as contemplated by this Agreement, the
Partnership shall purchase such General Partner's Interest if such removal is without cause or if such Withdrawal is not in violation of this Agreement (which term, and words of like import, as used in this
Section 7.6 shall refer only to the "Remaining Interest" of such
Withdrawing General Partner as defined in Section 7.4(d) in all cases where applicable) each for a price equal to the fair market value thereof.  Such fair market value shall be determined by two
independent appraisers, one selected by the former General Partner or its representative and one by the Partnership. If such appraisers are unable to agree on the value of the former General Partner's Interest, they shall jointly appoint a third independent appraiser whose determination shall be final and binding.  The appraisers may act with or without a hearing, and the cost of the appraisal will be shared equally between such former General Partner and the Partnership. If a General Partner is removed by the Investment Limited Partner for cause, or if a General Partner has voluntarily withdrawn from the Partnership in contravention of the terms of this Agreement, the
General Partner shall forfeit its Interest to the Partnership, not as a penalty but as liquidated damages to compensate the Partnership for the action of such General Partner leading to its removal, or for the fact of its violation of the terms of this Agreement.
(b)	Promptly after the determination of the purchase price of a
former General Partner's Interest pursuant to Section 7.6(a), the Partnership shall deliver to such former General Partner a promissory note of the Partnership for such purchase price, payable in five equal consecutive annual installments commencing on the first anniversary of the date of such note.  Such promissory note shall bear simple interest at the rate per annum which is at all times the AFR, payable on the last day of each calendar quarter during which such note is outstanding. Within one hundred twenty (120) days after the determination of the purchase price of the former General Partner's Interest, the Partnership may, with the consent of all remaining
General Partners and the Consent of the Investment Limited Partner,
sell such Interests to one or more Persons, who may be Affiliates of the remaining General Partner or General Partners, and admit such
Person or Persons to the Partnership as substitute General Partners; provided, however, that the purchase price to be paid to the
Partnership for the Interest of the former General Partner shall not be less than its purchase price as determined by the appraisal and, if applicable, arbitration described above. Such substitute General
Partners may pay said purchase price in installments in the manner set forth above in this Section 7.6(b).
7.7	Designation of New General Partners
The General Partner may, with the written consent of all Partners, at any time designate new General Partners, each with such Interest as a General Partner in the Partnership as the General Partner may specify, subject to any Requisite Approvals.
Any new General Partner shall, as a condition of receiving any interest in the Partnership property, agree to be bound by the Project Documents and any other documents required in connection therewith and by the provisions of this Agreement, to the same extent and on the same terms as any other General Partner.
                      ARTICLE VIII
       Transferability of Limited Partner Interests
8.1	Assignments
(a)	Except by operation of law (including the laws of descent
and distribution) or pursuant to the provisions of Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partner, the giving or withholding of which is exclusively within its discretion.
(b)	A Limited Partner, without the consent of the General
Partner, may assign to any Person all or any portion of the economic benefits of the ownership of such Limited Partner's Interest; provided, however, that such assignment shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such assignment for any purpose.  An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have the right to receive the allocable share of any Profits, Losses, Tax Credits or distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited
Partner.  Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a
Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner.  Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.
(c)	Each assignee of a Limited Partner Interest (or any portion
thereof) who desires to make a further assignment of its Interest shall be subject to all the provisions of this Article VIII.
8.2	Substituted Limited Partner
(a)	No Limited Partner shall have the right to substitute an
assignee as Limited Partner in its place.  Subject to the provisions of
Section 8.3, the General Partner may, in its sole discretion, permit an assignee to become a Substituted Limited Partner. The consent of the General Partner to an assignment of a Limited Partner's Interest under
Section 8.1 shall not, in and of itself, constitute its consent to the admission of the assignee as a Substituted Limited Partner under this
Section 8.2.
(b)	Any Substituted Limited Partner shall execute such
instrument or instruments as shall be required by the General Partner to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.
8.3	Restrictions
(a)	No Disposition of a Limited Partner Interest may be made if
such Disposition would violate the provisions of  Sections 8.1, 8.2 or
13.1.
(b)	In no event shall all or any part of a Limited Partner Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.
(c)	The General Partner may, in addition to any other
requirement it may impose, require as a condition of any Disposition of a Limited Partner Interest that the transferor (i) assume all costs incurred by the Partnership in connection therewith and (ii) furnish the Partnership and the other Partners with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable federal and state securities laws.
(d)	Any sale, exchange, transfer or other Disposition of a
Limited Partner Interest in contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.
(e)	Notwithstanding any other provision contained in this Article
VIII, if at any time there is more than one Investment Limited Partner, each Investment Limited Partner shall have a right of first refusal to purchase the Interest of any other Investment Limited Partner who wishes to sell or otherwise transfer its Interest at a price equal to and on terms identical to those of the prospective purchaser thereof, to the extent reasonably practical, and shall have at least fifteen (15)
business days in which to exercise such right after receiving notice thereof. If there shall be more than two non-selling or transferring Investment Limited Partners, each of which desires to exercise such a right of first refusal, they may do so pro rata or, to the extent one does not so desire to exercise such right, to the extent of the entire Interest being so sold or transferred.
                       ARTICLE IX
                       Borrowings
All Partnership borrowings shall be subject to the terms of this
Agreement and the Project Documents and may be made from any source, including Partners and their Affiliates.  Any Partnership borrowings from any Partner shall be subject to any Requisite
Approvals.  If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not increase such Partner's Capital Contribution. If any Partner shall so lend monies, each such loan (a "Voluntary Loan") shall be an obligation of the Partnership and
(except for Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party.
Funds advanced by the General Partner to the Partnership pursuant to the provisions of Section 6.10 shall not constitute borrowings for the purposes of this Article IX or for any other purposes.
                        ARTICLE X
Profits, Losses, Tax Credits, Distributions and Capital Accounts
10.1	Profits, Losses and Tax Credits
(a)	Subject to the provisions of Section 10.1(b) and Section 10.4, for each Partnership Fiscal Year or portion thereof, all Operating
Profits and Losses, tax-exempt income, losses, non-deductible non-capitalizable expenditures and Tax Credits incurred or accrued on or after the Commencement Date shall be allocated ninety-nine and ninety-nine one hundredths percent (99.99%) to the Investment
Limited Partner and one one-hundredth of one percent (0.01%) to the
General Partner.
(b)	Except as otherwise specifically provided in this Article, all
Profits and Losses arising from a Capital Transaction shall be allocated to the Partners as follows:
As to Profits:
First, that portion of Profits (including any Profits treated as ordinary income for federal income tax purposes) shall be allocated to the
Partners who have negative Capital Account balances in proportion to the amounts of such balances, provided that no Profits shall be allocated to a Partner under this Clause First to increase any such Partner's Capital Account above zero; and
Second, Profits in excess of the amounts allocated under Clause First above shall be allocated to and among the Partners in the same percentages as cash is distributed under Clauses Sixth, Seventh, and
Eighth of Section 10.2(b);
As to Losses:
First, an amount of Losses shall be allocated to the Partners to the extent and in such proportions as shall be necessary such that, after giving effect thereto, the respective balances in all Partners' Capital Accounts shall be in the ratio of 99.99% for the Investment Limited
Partner and 0.01% for the General Partner;
Second, an amount of Losses shall be allocated to the Partners until the balance in each Partner Capital Account equals the amount of such Partner's Capital Contribution (after the allocation under Clause
First above);
Third, an amount of Losses shall be allocated to the Partners to the extent of and in proportion to such Partners' Capital Account balances (after the allocations under Clauses First and Second above); and
Fourth, any remaining amount of Losses after the allocation under
Clauses First, Second and Third above shall be allocated to the
Partners in accordance with the manner in which they bear the
Economic Risk of Loss associated with such Loss; provided, however, that in the event that no Partner bears an Economic Risk of Loss then any remaining Losses shall be allocated 99.99% to the Investment
Limited Partner and 0.01% to the General Partner.
10.2	Cash Distributions Prior to Dissolution
(a)	Cash Flow
Subject to any Requisite Approvals and the provisions of the Bond
Loan Documents and Letter of Credit Documents, Cash Flow for each
Fiscal Year or portion thereof shall be applied as follows (i) prior to the Completion Date, Cash Flow shall be deposited with the Trustee to be disbursed pursuant to the Trust Indenture and (ii) from and after the Completion Date:
First, to the payment of the Asset Management Fee in accordance with Section 6.12 for such Fiscal Year and for any previous Fiscal
Year(s) as to which the Asset Management Fee shall not yet have been paid in full;
Second, to the payment of any unpaid portion of the Development
Fee;
Third, to the payment of any Subordinated Loans;
Fourth, to the payment of the Partnership Management Fee for such
Fiscal Year and for any previous Fiscal Year(s) as to which the
Partnership Management Fee shall not yet have been paid in full; and
Fifth, the balance thereof, if any, shall be distributed annually, seventy-five (75) days after the end of the Fiscal Year, 10% to the Investment Limited Partner and 90% to the General Partner.
(b)	Distributions of Capital Proceeds
Prior to dissolution, if Capital Proceeds are available for distribution from a Capital Transaction, such Capital Proceeds shall be applied or distributed as follows:
First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to such Capital Transaction), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates, (ii) all unpaid fees owing to the General Partner or its Affiliates and (iii) notes delivered and payable pursuant to Section 7.8(b)(i) and (ii); and to the establishment of any reserves which the General Partner and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;
Second, to the payment of any accrued and unpaid Asset Management
Fees;
Third, to the payment to the Investment Limited Partner of the full amount (including interest) of any Credit Recovery Loans;
Fourth, to the repayment of any Subordinated Loans;
Fifth, to the repayment of any remaining unpaid debts and liabilities owed to Partners or Affiliates thereof by the Partnership for Partnership obligations (exclusive of Credit Recovery Loans and
Subordinated Loans) to any of them, including, but not limited to, accrued and unpaid amounts due in respect of any and all fees
(including but not limited to the Development Fee and the Partnership Management Fee) due and payable to the General Partner or its Affiliates as set forth in Section 6.12; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Fifth shall be repaid prior to the repayment of any such debts or obligations to any General Partner or Affiliate thereof;
Sixth, to the payment to each Limited Partner of an amount equal to its Invested Amount, in each case minus any prior distributions made to such Partner under this Clause Sixth, but never an amount less than zero;

Seventh, to the payment to each General Partner of an amount equal to its Invested Amount in each case minus any prior distributions made to such Partner under this Clause Seventh, but never an amount less than zero; and
Eighth, subject to the provisions of Section 10.3(a), any balance
19.999% to the Investment Limited Partner, .001% to the Special
Limited Partner and 80% to the General Partner.
10.3	Distributions Upon Dissolution
(a)	Upon dissolution and termination, after payment of, or
adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership Fiscal Year, including adjustments to Capital
Accounts pursuant to Sections 10.1(b) and 10.3(b). In the event that a General Partner or Additional Limited Partner has a negative balance in its Capital Account following the liquidation of the Partnership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership Fiscal Year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such Fiscal Year (or, if later, within ninety (90) days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.
(b)	With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be Profits and Losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such Profits and Losses shall be allocated to the Partners in accordance with the provisions of
Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), the terms "unrealized appreciation"
or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to the provisions of
Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under the applicable provisions of the Allocation Regulations. This Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this
Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partner with the Consent of the Special Limited Partner.
10.4	Special Provisions
(a)	Except as otherwise provided in this Agreement, all Profits, tax-exempt income, Losses, non-deductible non-capitalizable
expenditures, Tax Credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.
(b)	Notwithstanding the foregoing provisions of this Article X:
(i)	If (a) the Partnership incurs recourse obligations or Partner
Nonrecourse Debt (including, without limitation, Voluntary Loans or Subordinated Loans) or (b) the Partnership incurs Losses from extraordinary events which are not recovered from insurance or otherwise (collectively "Recourse Obligations") in respect of any Partnership Fiscal Year, then the calculation and allocation of Profits and Losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the General Partner; and second, the balance of such deductions shall be allocated as provided in Section 10.1(a).
(ii)	If any Profits arise from the sale or other disposition of any
Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income.
(iii)	If the Partnership shall receive any purchase money
indebtedness in partial payment of the purchase price of the
Apartment Complex and such indebtedness is distributed to the
Partners pursuant to the provisions of Section 10.2(b) or Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner:  On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on Section 10.2(b) or
Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.
(iv)	Income, gain, loss and deduction with respect to any asset
which has a variation between its basis computed in accordance with the applicable provisions of the Allocation Regulations and its basis computed for federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Section 1.704-1(b)(2)(iv)(g) of the Allocation Regulations.
(v)	The terms "Profits" and "Losses" used in this Agreement
shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv). Profits and Losses for federal income tax purposes shall be allocated in the same manner as set forth in this
Article X, except as provided in Section 10.4(b)(iv).
(vi)	Nonrecourse Deductions shall be allocated 0.01% to the
General Partner and 99.99% to the Investment Limited Partner.
(vii)	Partner Nonrecourse Deductions shall be allocated to and
among the Partners in the manner provided in the Allocation
Regulations.
(viii)	Subject to the provisions of Section 10.4(b)(xix), if there is a net decrease in Partnership Minimum Gain for a Partnership Fiscal
Year, the Partners shall be allocated items of Partnership income and gain in accordance with the provisions of Section 1.704-(2)(f) of the Allocation Regulations.
(ix)	Subject to the provisions of Section 10.4(b)(xix), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a
Partnership Fiscal Year then any Partner with a Share of such Partner Nonrecourse Debt Minimum Gain shall be allocated items of
Partnership income and gain in accordance with the provisions of
Section 1.704-2(i)(4) of the Allocation Regulations.
(x)	Subject to the provisions of 10.4(b)(vi) through 10.4(b)(ix)
above, in the event that any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Allocation Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible. This
Section 10.4(b)(x) is intended to constitute a "qualified income offset" provision within the meaning of the Allocation Regulations and shall be interpreted consistently therewith.
(xi)	Subject to the provisions of Sections 10.4(b)(vi) through
10.4(b)(x) above, in no event shall any Limited Partner be allocated Losses which would cause it to have an Adjusted Capital Account
Deficit as of the end of any Partnership Fiscal Year.  Any Losses
which are not allocated to a Limited Partner by reason of the application of the provisions of this Section 10.4(b)(xi) shall be allocated to the General Partner.
(xii)	Subject to the provisions of Sections 10.4(b)(vi) through
10.4(b)(xi) above, in the event that any Limited Partner has an
Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, items of Partnership income and gain shall be specially allocated to each such Limited Partner in the amount of such Adjusted Capital Account Deficit as quickly as possible.
(xiii)	Syndication Expenses for any Fiscal Year or other period
shall be specially allocated to the Investment Limited Partner.
(xiv)	For purposes of determining the Profits, Losses, Tax Credits or any other items allocable to any period, Profits, Losses, Tax Credits and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any
permissible method under Code Section 706 and the Treasury
Regulations thereunder.
(xv)	To the extent that interest on loans (or other advances which are deemed to be loans) made by a General Partner to the Partnership is determined to be deductible by the Partnership in excess of the amount of interest actually paid by the Partnership, such additional interest deduction(s) shall be allocated solely to such General Partner.
(xvi)	Notwithstanding anything to the contrary contained herein,
the General Partner (or, if there is more than one General Partner, all of the General Partners as a group) shall be allocated not less than
0.01% of each material item of Partnership income, gain, loss, deduction and credit ("Partnership Items") at all times during the existence of the Partnership, provided, however, that temporary nonconformance with the provisions of this Section 10.4(b)(xvi) shall be permitted to the extent permitted by Revenue Procedure 89-12 or any successor provisions. Subject to the foregoing, in the event that there is no allocation of a material Partnership Item to the General Partner(s) hereunder or if the amount of any material Partnership Item allocable to the General Partner(s) hereunder shall not equal 0.01% of the aggregate amount allocable to all the Partners without giving effect to this provision, then the amount of such Partnership Item(s) otherwise allocable to the Limited Partners hereunder shall be correspondingly reduced in order to assure the General Partner(s) of its or their 0.01% share.  Any such reduction shall be applied to reduce the share of all classes of Limited Partners in proportion to their respective Interests.
(xvii)	For purposes of determining each Partner's proportionate
share of the excess Nonrecourse Liabilities of the Partnership pursuant to Section 1.752-3(a)(3) of the Allocation Regulations, the Investment Limited Partner shall be deemed to have a 99.99% interest in Profits and the General Partner shall be deemed to have a 0.01% interest in
Profits.
(xviii)	Any recapture of any Tax Credit shall be allocated to and
among the Partners in the same manner in which the Partners share the expenditures giving rise to such Tax Credit.
(xix)	If for any Fiscal Year the application of the minimum gain
chargeback provisions of Section 10.4(b)(viii) or Section 10.4(b)(ix)
of this Agreement would cause distortion in the economic
arrangement among the Partners and it is not expected that the
Partnership will have sufficient other income to correct that distortion, the General Partner may request a waiver from the Commissioner of the Service of the application in whole or in part of Section 10.4(b)(viii) or Section 10.4(b)(ix) in accordance with Section 1.704-2(f)(4) of the Allocation Regulations. Furthermore, if additional exceptions to the minimum gain chargeback requirements of the
Allocation Regulations have been provided through revenue rulings or other Service pronouncements, the General Partner is authorized to cause the Partnership to take advantage of such exceptions if to do so would be in the best interest of a majority in interest of the Partners.
(xx)	In the event that any fee payable to any General Partner or
any Affiliate thereof shall instead be determined to be a non-
deductible, non-capitalizable distribution from the Partnership to a Partner for federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to the amount of such distribution.
(xxi)	In applying the provisions of Article X with respect to
distributions and allocations, the following ordering of priorities shall apply:
(1)	Capital Accounts shall be deemed to be reduced by Qualified
Income Offset Items.
(2)	Capital Accounts shall be reduced by distributions of Cash
Flow under Clause Fourth of Section 10.2(a).
(3)	Capital Accounts shall be reduced by distributions of Capital
Proceeds under Clauses Sixth or Seventh of Section 10.2(b).
(4)	Capital Accounts shall be increased by any minimum gain
chargeback under Section 10.4(b)(viii) or Section 10.4(b)(ix).
(5)	Capital Accounts shall be increased by any qualified income
offset required under Section 10.4(b)(x).
(6)	Capital Accounts shall be increased by allocations of
Operating Profits under Section 10.1(a).
(7)	Capital Accounts shall be reduced by allocations of
Operating Losses under Section 10.1(a).
(8)	Capital Accounts shall be reduced by allocations of Losses
under Section 10.1(b).
(9)	Capital Accounts shall be increased by allocations of Profits under Section 10.1(b).
(xxii)	To the maximum extent permitted under the Code,
allocations of Profits and Losses shall be modified so that the Partners' Capital Accounts reflect the amount they would have reflected if adjustments required by Sections 10.4(b)(x), 10.4(b)(xi) and
10.4(b)(xii) had not occurred.
10.5	Authority of the General Partner to Vary Allocations to
Preserve and Protect the Partners' Intent
(a)	It is the intent of the Partners that each Partner's distributive share of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and Tax Credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code and the
Allocation Regulations. In order to preserve and protect the determinations and allocations provided for in this Agreement, the
General Partner is hereby authorized and directed to allocate Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and items thereof) arising in any Fiscal Year differently than otherwise provided for in this Agreement to the extent that allocating Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) not to be permitted by Section 704(b) of the Code. Any allocation made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.
(b)	In making any allocation (the "New Allocation") under
Section 10.5(a), the General Partner is authorized to act only after having been advised in writing by the Tax Accountants that, under
Section 704(b) of the Code and/or the Allocation Regulations, (i) the
New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current Fiscal Year or in any preceding Fiscal Year, each Partner's distributive share of Profits, tax-exempt income, Losses, non-
deductible non-capitalizable expenditures and Tax Credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the
Code and the Allocation Regulations.
(c)	If the General Partner is required by Section 10.5(a) to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partner is authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section
704(b) of the Code and the Allocation Regulations, to allocate Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.
(d)	New Allocations made by the General Partner under Section
10.5(a) and Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.
10.6	Recapture Amount
(a)	If at any time during the "compliance period" (as defined in
Section 42(i)(1) of the Code), the Apartment Complex ceases to be a "qualified low income housing project" (as defined in Section 42(g)(1)
of the Code) or any Low-Income Unit in the Apartment Complex
ceases to be a "low income unit" (as defined in Section 42(i)(3) of the
Code), and as a result thereof all or any portion of credits allowed to the Partnership and its Partners under Section 42 of the Code are subject to recapture pursuant to Section 42(j) of the Code (such an occurrence being referred to herein as a "Recapture Event"), the Investment Limited Partner shall become entitled to additional cash distributions equal to the "Recapture Amount".
(b)	The Recapture Amount is an amount that, after deduction of
all federal income taxes payable by the Investment Limited Partner
(or its partners) as computed under Section 10.6(d) below, is equal the sum of (i) the "credit recapture amount" allocable to the Investment Limited Partner as defined in Section 42(j) of the Code plus (ii) the amount of credits allocable to the Investment Limited Partner which are disallowed in the year of the Recapture Event and in each subsequent year.
(c)	Any Recapture Amount distributable to the Investment
Limited Partner pursuant to the foregoing provisions shall be distributed as funds become available for such distributions, but such distributions shall not be made prior to (i) in the case of the "credit recapture amount", the year of the Recapture Event and (ii) in the case of any credits disallowed with respect to any year subsequent to the Recapture Event, in each such subsequent year.
(d)	Determination of the Recapture Amount shall be made on the
assumption that receipt or accrual by each partner of the Investment Limited Partner of any amounts distributable to such partner under Subsection (c) above will currently be subject to United States federal income tax at the highest marginal rate applicable to corporations for the year(s) in question (and assuming the non-applicability of the alternative minimum tax).
(e)	All computations required under this Section 10.6 shall be
made reasonably by the Investment Limited Partner, and the results of such computations, together with a statement describing in reasonable detail the manner in which such computations were made, shall be delivered to the Managing General Partner in writing.  Within fifteen
(15) days following receipt of such computation, the Managing
General Partner may request that the Auditors determine whether such computations are reasonable and are not erroneous. If the Auditors determine that such computations are unreasonable or contain errors, then the Auditors shall determine what they believe to be the appropriate computations. If the Investment Limited Partner does not agree with the determination of the Auditors, then another accounting firm other than the Auditors to be selected jointly by the Investment Limited Partner and the Managing General Partner or, if they cannot agree, by the American Arbitration Association, from among the ten largest national accounting firms, shall make such computations. The computations of the Investment Limited Partner, the Auditors, or the
other accounting firm so selected, whichever is applicable, shall be final, binding and conclusive upon the parties. All fees and expenses payable to an accounting firm other than the Auditors under this paragraph shall be borne solely by the Managing General Partner.  All fees and expenses payable to the American Arbitration Association shall be borne equally by the General Partner and the Investment
Limited Partner.
                        ARTICLE XI
                     Management Agent
11.1	General
The General Partner shall engage the Management Agent to manage the Apartment Complex pursuant to the Management Agreement.
The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the
Management Agent for management services in accordance with a management contract approved by any Agency or Lender with the right to approve the same, or, when any such management contract is not subject to the approval of any Agency or Lender, in accordance with a reasonable and competitive fee arrangement; which fee may equal 7.5% of gross collected revenues provided that (i) there are no unfunded Operating Deficits, (ii) the Debt Service Coverage Ratio for
such Fiscal Year is 1.15 to 1.00 and (iii) a New Permanent Loan
Commitment has been obtained by the Partnership.  The initial
Management Agent shall be Park Management, Inc.  From and after the Admission Date, the Partnership shall not enter into any
Management Agreement or modify in any material respect or extend on other than substantially similar terms as the immediately preceding Management Agreement any Management Agreement unless (i) the
General Partner shall have obtained the prior Consent of the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partner.  The
Management Agent shall maintain insurance in accordance with the applicable Insurance Requirements set forth in Exhibit C. Copies of such policies (or binders) shall be provided to the Partnership and the Investment Limited Partner within thirty (30) days after the effective date of the Management Agreement and annually thereafter.
11.2	Fees
Notwithstanding the provisions of Section 11.1, however, should the Investment General Partner or an Affiliate thereof perform property management services for the Partnership, property management, rent-
up or leasing fees shall be paid to the Investment General Partner or such Affiliate only for services actually rendered and shall be in an amount equal to the lesser of (i) fees competitive in price and terms with those of non-affiliated Persons rendering comparable services in the locality where the Apartment Complex is located and which could reasonably be available to the Partnership, or (ii) five percent (5%) of the gross revenues of the Apartment Complex. No duplicate property manager fees shall be paid to any Person.
11.3	Removal and Replacement
If (i) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six (6) months after notice from a Governmental Authority or (ii) the Partnership shall not have achieved a 1.15 to 1.00 Debt Service Coverage Ratio during any Fiscal Year commencing on January 1, 2000, or (iii) an
Event of Bankruptcy shall occur with respect to the Management
Agent, or (iv) the Management Agent shall commit willful
misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement or (v) there is any change in the Persons acting as General Partners (to which the Special Limited Partner has not consented), or (vi) the Management Agent is cited by the Credit Agency or any other Tax Credit monitoring or compliance agency of the State or any other Governmental Authority for a violation or alleged violation of any applicable rules, regulations or requirements, including, without limitation, non-compliance with the Minimum Set-Aside Test, the Rent Restriction Test or any other
Tax Credit-related provision, then, upon request by the Special
Limited Partner and subject to Agency and Lender approval, if required, the General Partner shall cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special
Limited Partner, which new Management Agent shall not be an
Affiliate of a General Partner.  Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI. Subject to any Requisite Approvals, the Partnership shall not enter into any future management arrangement or renew or extend any existing management arrangement unless such arrangement is terminable without penalty upon the occurrence of the events described in this
Article XI.
11.4	Lack of Management Agent
The General Partner shall have the duty to manage the Apartment
Complex during any period when there is no Management Agent.
                       ARTICLE XII
     Books and Records, Accounting, Tax Elections, Etc.
12.1	Books and Records
The Partnership shall maintain all books and records which are required under the Act or by any Governmental Authority and may maintain such other books and records as the General Partner in its discretion deems advisable. Each Limited Partner, or its duly authorized representatives, shall have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the name and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request.  The Partnership may require reimbursement for any out of pocket expenses which it incurs as a result of the exercise by any Limited Partner of its rights under this Section 12.1, including, without limitation, photocopying expenses.
12.2	Bank Accounts
The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General
Partner shall determine.  Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine.  All deposits (including security deposits and other funds required to be escrowed by any
Lender or Agency) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable Agency or Lender requirements, in interest bearing accounts or invested in United States Government obligations maturing within one year.
12.3	Auditors
(a)	The Auditors shall prepare, for execution by the General
Partner, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 1 of each Fiscal Year, the Auditors shall deliver the tax returns for the prior Fiscal Year to the Tax Accountants for their review and comment. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by the Auditors and the Tax Accountants by March 1 of such
Fiscal Year, then the Tax Accountants shall make the final decision with respect to whether any changes are necessary.  The Partnership shall reimburse the Investment Limited Partner and its Affiliates for
all costs and expenses paid to the Tax Accountants for the
aforementioned services.
(b)	The Auditors shall certify all annual financial reports to the
Partners in accordance with generally accepted auditing standards.
(c)	If the Partnership fails to fulfill any of its obligations under
Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, at any time thereafter upon written notice from the Special Limited Partner, the General Partner shall appoint replacement Auditors.  If no such notice from the Special Limited
Partner is delivered, the Consent of the Special Limited Partner must be received to the appointment of replacement Auditors.  If the
General Partner fails to appoint replacement Auditors within thirty
(30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All of the Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to anything else which in the judgment of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).
12.4	Cost Recovery and Elections
(a)	With respect to all depreciable assets for which cost recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partner (and the limited partners and/or holders of beneficial assignee certificates thereof).
(b)	Subject to the provisions of Section 12.5, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment
Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.
12.5	Special Basis Adjustments
In the event of a transfer of all or any part of the Interest of the Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or a holder of a beneficial assignee certificate of the Investment Limited Partner, the Partnership shall elect, upon the request of the Investment Limited Partner, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner or holder of a beneficial assignee certificate thereof. Each Partner will furnish the Partnershi